Exhibit 2.1

EXECUTION COPY

MEMBERSHIP INTEREST

PURCHASE AGREEMENT

FOR

ALL OF THE MEMBERSHIP INTERESTS

OF

CREST MARINE, LLC,

A MICHIGAN LIMITED LIABILITY COMPANY

SEPTEMBER 10, 2018

i

LIST OF EXHIBITS

Exhibit A                                             Form of Escrow Agreement

Exhibit B                                             Form of Membership Interest Assignment Agreement

Exhibit C                                             Form of Amended and Restated Lease Agreement

Exhibit D                                             Form of Closing Employment Agreement

Exhibit E                                              Form of Non-Compete Agreements

Exhibit F                                               Form of Consulting Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of September 10, 2018 is entered into by and among MCBC HOLDINGS, INC., a Delaware corporation (“Buyer”), all of the members (“Sellers”) of CREST MARINE, LLC, a Michigan limited liability company (the “Company”), and PATRICK FENTON, as representative for Sellers (“Member Representative”).

RECITALS:

A.                                    The Company manufactures, sells and repairs pontoon boats (the “Business”).

B.                                    Sellers own all of the membership interests and other Equity Securities (as herein defined) of the Company (“Membership Interests”).

C.                                    Sellers desire to sell to Buyer, and Buyer wishes to purchase from Sellers, the Membership Interests on the terms set forth in this Agreement.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Buyer and Sellers agree:

ARTICLE I.
DEFINITIONS

These terms have these meanings:

“AAA” is defined in Section 2.3(C)(3).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Loans” is defined in Section 3.17(A).

“Agreement” is defined in the preamble.

“Amended and Restated Lease Agreement” is defined in Section 6.5.

“Ancillary Documents” means the Buyer Ancillary Documents and the Seller Ancillary Documents.

“Audited Financial Statements” is defined in Section 3.5(A).

“Balance Sheet” is defined in Section 3.5(D).

“Balance Sheet Date” is defined in Section 3.5(D).

“Broker” means Robert W. Baird & Co. Incorporated.

“Business” is defined in the preamble.

“Business Day” means any day except Saturday, Sunday or any other day on which banks in the City of New York, New York are authorized or required by Law to be closed for business.

“Buyer” is defined in the preamble.

“Buyer Ancillary Documents” means any certificate, Contract, document or other instrument, other than this Agreement, to be executed and delivered by Buyer in connection with the transactions contemplated by this Agreement.

“Buyer Benefit Plans” is defined in Section 6.12(B).

“Buyer Deliveries” is defined in Section 2.5(B).

“Buyer Indemnified Parties” means Buyer and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Buyer Losses” is defined in Section 8.3.

“Cash” means cash, cash equivalents, checking accounts, petty cash, savings accounts, money market accounts, marketable securities, commercial paper, Treasury bills, and short-term liquid investments, determined in accordance with GAAP.  Cash will be calculated net of cash deposits under leases and issued but uncleared checks and drafts and will include checks, payments other wire transfers and drafts, deposited or available for deposit for the account of the Company.

“Cash Reimbursement Amount” means an amount equal to $3,300.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq., and the rules and regulations promulgated thereunder.

“Closing” is defined in Section 2.4.

“Closing Date” is defined in Section 2.4.

“Closing Date Cash” means the Cash of the Company outstanding as of the Effective Time, plus the Cash Reimbursement Amount.

“Closing Date Financial Statement” is defined in Section 2.3(A)(1).

“Closing Date Indebtedness” means the aggregate amount of all Indebtedness of the Company outstanding as of immediately prior to the Effective Time.

“Closing Date Indebtedness Statement” is defined in Section 2.3(A)(2).

“Closing Date Payment” is defined in Section 2.2(B).

“Closing Date Transaction Expense Statement” is defined in Section 2.3(A)(3).

“Closing Employment Agreement” is defined in Section 6.6.

“Closing Escrow Agent” means Jaffe, Raitt, Heuer & Weiss, P.C., a Michigan professional corporation.

“Closing Working Capital” means the current assets of the Company less the current liabilities of the Company, as of the Effective Time, determined in accordance with the Working Capital Guidelines.

“Closing Working Capital Statement” is defined in Section 2.3(B)(1).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble.

“Company Auditors” is defined in Section 6.15.

“Company Benefit Plan” means each Employee Benefit Plan covering one or more Employees, former Employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any liability for premiums or benefits.

“Company Continuing Employee” is defined in Section 6.12(A).

“Company Fundamental Representations” is defined in Section 8.1(B).

“Company Intellectual Property” means any Intellectual Property that is owned by, used or held for use by or licensed to the Company, including the Company Owned Intellectual Property, the Company Software, the Licensed Intellectual Property and the Company Registered Intellectual Property.

“Company Licensed Software” means all Software (other than Company Proprietary Software) used or held for use by the Company.

“Company Owned Intellectual Property” means any Intellectual Property that is owned the Company, including the Company Proprietary Software and the Company Registered Intellectual Property owned by, or filed in the name of, the Company.

“Company Proprietary Software” means all Software owned by the Company.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by or filed in the name of, or licensed to the Company.

“Company Software” means the Company Licensed Software and the Company Proprietary Software.

“Company Systems” is defined in Section 3.32.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of April 24, 2018 between Buyer and Sellers.

“Consulting Agreement” is defined in Section 6.8.

“Contingent Workers” is defined in Section 3.25(A).

“Contract” means any agreement, commitment, understanding, arrangement, contract, lease, mortgage, note, bond, loan, obligation, undertaking, deed of trust, indenture, guaranty, license, Option or instrument, including any and all amendments or modifications thereto, whether written or oral, express or implied.

“Copyright” means any and all copyrights, whether in published or unpublished works, including but not limited to: (a) literary works, and any other original works of authorship fixed in any tangible medium of expression, (b) computer software (in source code and object code formats), firmware, middleware, embedded code, databases, data collections and rights therein, and data, including Personal Data, whether or not publicly available and regardless of the source of its generation, and all compilations thereof, in any form (whether printed, electronic or otherwise), software, and web site content, (c) rights to compilations, collective works and derivative works of any of the foregoing and (d) registrations and applications for registration for any of the foregoing and any renewals or extensions thereof.

“Crest Marine Real Estate” means Crest Marine Real Estate, L.L.C., a Michigan limited liability company.

“Customer” means each customer, dealer or distributor that paid the Company more than $50,000 in the aggregate during the 12-month period ended on the Balance Sheet Date.

“Data Room” means the electronic documentation site established by Intralinks, Inc. on behalf of Sellers containing the documents set forth in the index to the Disclosure Schedules.

“Deductible” is defined in Section 8.5(A).

“De Minimis” is defined in Section 8.5(A).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dispute Statements” is defined in Section 2.3(C)(3).

“Disputed Amounts” is defined in Section 2.3(C)(3).

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” is defined in Section 9.1(B)(1).

“Effective Time” is defined in Section 2.4.

“Employee Benefit Plan” means, with respect to any Person, (a) each plan, fund, program, Contract, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the U.S., in each case, that is or during the past six (6) years was sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock Option and other compensation plan involving Equity Securities, (b) each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (d) each severance, retention or change in control plan or agreement, each plan or agreement providing health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental or legal benefit and (e) each other employee benefit plan, fund, program, Contract, agreement, arrangement or scheme.

“Employees” means those Persons employed by the Company immediately before the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, restriction, hypothecation, Option, or other similar encumbrance, of any nature whatsoever.

“Environment” means any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Environmental Law” means any Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or its cleanup) or protecting natural resources, endangered or threatened species, human health or safety, or the Environment, or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the

Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Securities” means, with respect to any Person, any shares of capital stock, membership interest, limited liability company units, partnership interest, voting security, or other equity interest or any Options of any of the foregoing securities of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated under it.

“ERISA Affiliate” shall mean each Person (as defined in Section 3(9) of ERISA) that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.  Any former ERISA Affiliate of the Company will continue to be considered an ERISA Affiliate of the Company within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Company and with respect to liabilities arising after such period for which the Company could be liable under the Code or ERISA.

“Escrow Agent” means SunTrust Bank, N.A., a Georgia banking corporation.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Member Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit A.

“Estimated Closing Date Cash” is defined in Section 2.3(A)(1).

“Estimated Closing Date Indebtedness” is defined in Section 2.3(A)(2).

“Estimated Closing Working Capital” is defined in Section 2.3(A)(1).

“Estimated Closing Working Capital Statement” is defined in Section 2.3(A)(1).

“Estimated Transaction Expenses” is defined in Section 2.3(A)(3).

“Estimated Working Capital Deficit” means the amount, if any, by which the Target Working Capital is greater than the Estimated Closing Working Capital as set forth on the Closing Date Financial Statement.

“Estimated Working Capital Surplus” means the amount, if any, by which the Target Working Capital is less than the Estimated Closing Working Capital as set forth on the Closing Date Financial Statement.

“Expense Amount” is defined in Section 6.25(C).

“Final Closing Working Capital Statement” means the “Final Closing Working Capital Statement” as finally determined pursuant to Section 2.3(C).

“Financial Statements” is defined in Section 3.5(C).

“Financing Indemnitee” is defined in Section 6.28.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government, any political subdivision thereof, or any court, arbitrator or arbitration panel, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Government Contract” means any contract or agreement between the Company and (a) any Governmental Authority, (b) any prime contractor to any Governmental Authority relating to relating to an actual or potential contract or agreement with any Governmental Authority, or (c) any subcontractor to any Governmental Authority or any prime contractor to any Governmental Authority relating to an actual or potential contract or agreement with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HCERA” is defined in Section 3.26(I).

“Healthcare Reform Laws” is defined in Section 3.26(I).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to the Company: (a) indebtedness for borrowed money (including principal, interest and prepayment fees), (b) indebtedness incurred in connection with or arising out of (and all amounts owing as deferred purchase price for) assets, property and services, (c) indebtedness evidenced by any note, bond, debenture or other debt security, (d) checks or wires drawn against any of the Company’s bank accounts that do not clear before the Closing (other than checks or wires made in the Ordinary Course and reflected on the Balance Sheet prepared as of the Closing Date as contemplated in Section 2.3(B)(1)), and (e) all severance obligations and all unpaid (whether or not accrued) bonuses, including any bonuses payable in connection with the consummation of the transactions contemplated by this Agreement.

“Indemnification Escrow Amount” means an amount equal to $600,000.

“Indemnification Escrow Fund” means the Indemnification Escrow Amount, and any interest or other amounts earned on it and less and disbursements from it in accordance with the Escrow Agreement.

“Indemnified Party” is defined in Section 8.5.

“Indemnifying Members” means Crest Marine Investment, LLC, a Michigan limited liability company and Patrick May.

“Indemnifying Party” is defined in Section 8.5.

“Independent Accountants” is defined in Section 2.3(C)(3).

“Insurance Policies” is defined in Section 3.20.

“Intellectual Property” means all of the following in any jurisdiction throughout the world:  (1) trademarks and service marks, including all applications and registrations and the goodwill connected with using and symbolized by the foregoing, (2) copyrights, including all applications and registrations related to the foregoing, (3) trade secrets and confidential know-how, (4) patents and patent applications, (5) internet domain name registrations, and (6) other intellectual property and related proprietary rights, interests and protections.

“Intended Tax Treatment” is defined in Section 6.16(A).

“Interim Balance Sheet” is defined in Section 3.5(D).

“Interim Balance Sheet Date” is defined in Section 3.5(D).

“Interim Financial Statements” is defined in Section 3.5(B).

“JRHW” is defined in Section 10.12.

“Knowledge” or any other similar knowledge qualification means, with respect to any Person, the actual knowledge of such Person and the knowledge that such Person would reasonably be expected to have after reasonable inquiry.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Patrick Fenton, Patrick May, Eric Walther, Joe Antonneau, and Shane Torzy, and the actual knowledge that each such Person would reasonably be expected to have after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Legal Proceeding” means any action, claim, inquiry, appeal, contest, written dispute, proceeding, examination, investigation, arbitration or suit (whether civil, criminal, administrative, regulatory or judicial), or any appeal therefrom (including any claim, audit, litigation, administrative proceeding or arbitration against any Person involving any matter related to employment including, claims of discrimination, claims of unpaid wages, claims of wrongful discharge, claims of unfair labor practices, workers’ compensation claims, and claims related to occupational safety and health Law) commenced, brought, or heard by or before any Governmental Authority.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Intellectual Property” means all Registered Intellectual Property licensed to the Company.

“Licenses” means all licenses, Permits (including environmental, construction and operation Permits), qualifications, franchises, certificates, approvals, exemptions, classifications, registrations, clearances, consents and other similar documents and authorizations issued by any Governmental Authority, and applications therefor.

“Losses” means all claims, demands, Legal Proceedings, fines, losses, damages, obligations, Liabilities, Taxes, deficiencies, costs and expenses (including all reasonable legal and other professional fees and disbursements), interest, penalties, fines, judgments and amounts paid in settlement, and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition, circumstance, development, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect upon: (a) the business, results of operations, financial condition, properties, rights, assets or liabilities of the Company, taken as a whole, or (b) the ability of Sellers to consummate the transactions contemplated in this Agreement or to perform their obligations under this Agreement.  But “Material Adverse Effect” includes no event, occurrence, fact, condition, circumstance, development, change or effect, arising out of or attributable to: (i) economic or political conditions, (ii) conditions generally affecting the industries in which the Company operates, (iii) any changes in financial, banking or securities markets, including any disruption and any decline in the price of any security or any market index or any change in prevailing interest rates, (iv) acts of war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of these events, in each case, affecting the U.S., (v) any action required or contemplated by this Agreement or taken (or not taken) with the written consent of or at the written request of Buyer, (vi) any changes in Laws or accounting rules (including GAAP) or its enforcement, implementation or interpretation, (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company, (viii) any natural or man-made disaster or acts of God, or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided the underlying causes of such failures (subject to the other provisions of this definition) are not to be excluded), except, in the case of clauses (i), (ii), (iii), (iv), (vi), or (viii) above, to the extent such events, occurrences, facts, conditions, circumstances, developments, changes or effects have a significant disproportionate effect on the Company as compared to other Persons operating in a similar industry as that of the Company.

“Material Contracts” is defined in Section 3.8.

“Material Permit” is defined in Section 3.23(D).

“Member Representative” is defined in the preamble.

“Membership Interests” is defined in the recitals.

“Month-End Financial Statements” is defined in Section 3.5(C).

“Non-Compete Agreements” is defined in Section 6.7.

“Open Source License” means any license meeting the open source definition (as currently promulgated by the Open Source Initiative) or the free software definition (as currently promulgated by the Free Software Foundation), or any substantially similar license, including any Copyleft License.

“Open Source Software” means any Software subject to an Open Source License, including any Copyleft Software.

“Operating Agreement” means the Company’s First Amended and Restated Operating Agreement dated effective as of January 1, 2017.

“Options” means any options, warrants, purchase rights, subscription rights, pre-emptive rights, conversion rights, phantom stock, profit interests, appreciation rights, incentive units, exchange rights, calls, puts, rights of first refusal or other rights to acquire, or Contract requiring, and any securities which upon conversion, exercise or exchange would require, or may become obligated in respect of, the issuance, sale or transfer of any Equity Securities or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Securities.

“Ordinary Course” means the ordinary course of business of the Company consistent with past practice.

“Organizational Documents” means, with respect to any Person, the documents by which such Person (other than an individual) establishes its legal existence or which governs its internal affairs (including any certificate or articles of incorporation or organization, memoranda of understanding, organizational regulations, certificate(s) of formation, constitutional documents, articles of association, memorandum of association, by-laws, partnership agreement and operating agreement), in each case, in effect and as may amended from time to time.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing.

“Payoff Letters” means, collectively, customary payoff letters from each lender with respect to the Closing Date Indebtedness that contains a binding acknowledgment from each lender that, if such respectively applicable aggregate amount so identified is paid to such respective lender on the Closing Date, such respective indebtedness owed to such respective lender shall be repaid in full and that all Encumbrances affecting any real or personal property or other assets of the Company or will be released.

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable, or being contested in good faith by appropriate procedures, (b) statutory liens of landlords with respect to the Real Property incurred in the Ordinary Course and not yet being enforced by landlords, (c) liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet delinquent, and (d) in the case of Real Property, zoning, building, or other restrictions variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere with the present use of or occupancy of the affected parcel by the Company, (ii) have an effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold, leased or subleased for its present use.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” means, in addition to any definition utilized by the Business for any similar term (e.g., “personal information”, “personally identifiable information” or “PII”) in any privacy policy or other public-facing statement, all recorded information used or that could reasonably be used to identify, contact or locate an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Insurance Number (SIN) and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry or biometric information and Internet Protocol addresses or other persistent identifiers.  Personal Data may relate to any individual, including a current, prospective or former employee, customer, supplier or vendor, and includes any of the foregoing information in any form, whether printed, electronic or otherwise.

“Post-Closing Adjustment” means the amount, which may be positive or negative, equal to (a) the Closing Working Capital as set forth in the Final Closing Working Capital Statement, plus (b) the Closing Date Cash as set forth in the Final Closing Working Capital Statement, plus (c) the Closing Date Indebtedness as set forth in the Final Closing Working Capital Statement, plus (d) the aggregate amount of the Transaction Expenses as set forth in the Final Closing Working Capital Statement, minus (e) the Estimated Closing Working Capital, minus (f) the Estimated Closing Date Cash, minus (g) the Estimated Closing Date Indebtedness, minus (h) the Estimated Transaction Expenses.

“PPACA” is defined in Section 3.26(I).

“Preliminary Working Capital Schedule” is defined in Section 2.3(B)(1).

“Pro Rata Share” is defined in Section 6.25(B).

“Purchase Price” is defined in Section 2.2(A).

“Real Property” means all parcels of real property owned, leased, subleased or otherwise utilized by the Company, together with all fixtures, improvements, buildings, structures and facilities on it.

“Real Property Lease Agreement” means the Lease Agreement, dated as of January 1, 2018, between Crest Marine Real Estate and the Company.

“Receivables” means the Company’s accounts receivable as of the Balance Sheet Date.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the Environment.

“Release Exceptions” is defined in Section 6.10.

“Representative” means, regarding any Person, all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Pro Forma Financials” is defined in Section 6.15.

“Resolution Period” is defined in Section 2.3(C)(2).

“Restricted Business” is defined in Section 6.9(A).

“Restricted Parties” means each Person set forth on Section 6.9(A) of the Disclosure Schedules.

“Restricted Period” is defined in Section 6.9(A).

“Review Period” is defined in Section 2.3(C)(1).

“Revised Partnership Tax Audit Procedures” is defined in Section 3.28(E).

“R&W Insurance Policy” means the representations and warranties insurance policy to be obtained by Buyer insuring against any breach of the representations and warranties set forth in Articles III and IV of this Agreement, in accordance with the terms and subject to the conditions and limitations contained herein and therein.

“Schedule Supplement” is defined in Section 6.3.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by any Seller or any Affiliate of any Seller in connection with the transactions contemplated by this Agreement.

“Seller Deliveries” is defined in Section 2.5(A).

“Seller Fundamental Representations” is defined in Section 8.1(C).

“Seller Indemnified Parties” means Sellers and their Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Seller Losses” is defined in Section 8.4.

“Sellers” is defined in the preamble.

“Statement of Objections” has the meaning in Section 2.3(C)(2).

“Straddle Period” is defined in Section 6.16(D).

“Supplier” means any Person, including vendors and suppliers, to whom the Company has paid more than $50,000 in the aggregate during the 12-month period ended on the Balance Sheet Date.

“Tail M&O Policy” is defined in Section 6.18(B).

“Tail Premium” is defined in Section 6.18(B).

“Target Working Capital” means an amount equal to $8,753,000.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required or permitted to be filed with respect to Taxes, including any schedules, attachments, amendments, and supplements thereto.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service,

service use, withholding, social security, disability, payroll, employment, unemployment, alternative or add-on minimum, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, escheat, unclaimed property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind imposed by a Governmental Authority, including, any related interest, additions or penalties.

“Territory” is defined in Section 6.9(A).

“Third-Party Claim” is defined in Section 8.6(A).

“Trademarks” means: (a) trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, (b) registrations, renewals, applications for registration, equivalents and counterparts of the foregoing and (c) the goodwill of the Business associated with each of the foregoing.

“Transaction Expenses” means (a) the costs, fees, expenses, Liabilities, and disbursements payable to Affiliates, legal counsel, consultants and accountants of any of the Company and/or Sellers in connection with the transactions contemplated by this Agreement (whether incurred prior to or after the date of this Agreement), (b) any brokerage fees, commissions, finders’ fees or financial advisory fees, any financial advisory and other third party advisory, professional or consulting fees and all other similar costs, fees, expenses and disbursements, in each case, incurred by any of the Company and/or Sellers in connection with the transactions  contemplated by this agreement, (c) sale bonuses, stay bonuses, change of control payments, “success fees” or success bonuses, retention payments or other similar payments (and any related employment Taxes payable thereon)) payable by any of the Company and/or Sellers (i) to any third party solely as a result of the transactions contemplated by this Agreement pertaining to the period prior to Closing or (ii) to or for the benefit of current or former officers, directors or employees of any of the Company as a result of the transactions contemplated by this Agreement, including (A) accrued and unpaid compensation and bonuses as of the Closing Date (related to the transactions contemplated by this Agreement), (B) amounts payable as a result of the transactions contemplated by this Agreement (whether prior to, on or following the Closing Date), (d) all obligations owed by any of the Company and/or Sellers to current and former employees and their dependents under any defined benefit pension plan or non-qualified deferred compensation plan, (e) all outstanding severance (excluding, for greater certainty, severance which “accrues” at Law for employees who have not been terminated) and retention obligations (including the employer portion of any employment or payroll Taxes related thereto) relating to the transactions contemplated by this Agreement for periods prior to Closing, (f) any prepayment, breakage, make-whole or similar penalties, Liabilities or charges payable in connection with the discharge of any Transaction Expenses of any of the Company or Sellers described in the preceding clauses (a) through (e) as if paid in full at the Closing, and (g) 50% of the fees and expenses of the Escrow Agent.  Despite the preceding, “Transaction Expenses” include no amounts paid directly by any one or more Seller, that is paid by the Company before the Closing Date or that is otherwise deducted in calculating Estimated Closing Working Capital or Closing Working Capital (so as to avoid any “double counting”).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Escrow Amount” means an amount equal to Five Hundred Thousand Dollars ($500,000.00).

“Working Capital Escrow Fund” means the Working Capital Escrow Amount, and any interest or other amounts earned on it and less and disbursements from it in accordance with the Escrow Agreement.

“Working Capital Guidelines” means the items, methodologies, practices, assumptions and principles to be used in the calculation of Closing Working Capital that are set forth in Section 1.1 of the Disclosure Schedules.

ARTICLE II.
PURCHASE AND SALE

Section 2.1                                    Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers will sell to Buyer, and Buyer will purchase from Sellers, the Membership Interests, free and clear of all Encumbrances.

Section 2.2                                    Purchase Price; Closing Date Payments.

(A)                               The aggregate purchase price for the Membership Interests (subject to any adjustment under  Section 2.3 below, the “Purchase Price”) is Eighty Million Dollars $80,000,000, plus Closing Date Cash, minus Closing Date Indebtedness, minus the aggregate amount of all Transaction Expenses, plus (1) the Estimated Working Capital Surplus, if any, minus (2) the Estimated Working Capital Deficit, if any.

(B)                               Notwithstanding the foregoing, the actual aggregate cash amount to be delivered to Sellers in exchange for the Membership Interests at Closing (the “Closing Date Payment”) shall be an amount equal to (a) the Purchase Price minus (b) the Working Capital Escrow Amount, minus (c) the Indemnification Escrow Amount.

(C)                               At the Closing, Buyer will:

(1)                                 deposit the Working Capital Escrow Amount with the Escrow Agent to be distributed in accordance with the terms of this Agreement and the Escrow Agreement;

(2)                                 deposit the Indemnification Escrow Amount with the Escrow Agent to be distributed in accordance with the terms of this Agreement and the Escrow Agreement;

(3)                                 on behalf of the Company, pay to such account or accounts as Sellers specify to Buyer pursuant to the Closing Date Indebtedness Statement, the Estimated Closing Date Indebtedness; and

(4)                                 on behalf of the Company, pay to such account or accounts as Sellers specify to Buyer pursuant to the Closing Date Transaction Expense Statement, the Estimated Transaction Expenses.

Section 2.3                                    Closing Date Statements; Post-Closing Adjustment.

(A)                               Closing Date Statements.

(1)                                 At least three Business Days before the Closing, Sellers must have prepared and delivered to Buyer a statement (the “Closing Date Financial Statement”), signed by the Company’s Manager (on behalf and in the name of the Company) (a) setting forth the Company’s good faith estimate of (i) Closing Working Capital (the “Estimated Closing Working Capital”), (ii) the Estimated Working Capital Surplus, if any, or the Estimated Working Capital Deficit, if any, and (iii) the Closing Date Cash (the “Estimated Closing Date Cash”) and (b) containing an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated in this Agreement), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Company’s Manager that the Estimated Closing Working Capital Statement was prepared in accordance with the Working Capital Guidelines.

(2)                                 At least three Business Days before the Closing, Sellers must have prepared and delivered to Buyer a statement (the “Closing Date Indebtedness Statement”), signed by the Company’s Manager (on behalf and in the name of the Company), which sets forth, by lender, the Company’s good faith estimate of the Closing Date Indebtedness (“Estimated Closing Date Indebtedness”).  Copies of the Payoff Letters delivered in accordance with Section 2.5 must be attached to the Closing Date Indebtedness Statement.

(3)                                 At least three Business Days before the Closing, Sellers must have prepared and delivered to Buyer a statement (the “Closing Date Transaction Expense Statement”), signed by the Company’s Manager (on behalf and in the name of the Company), which sets forth, by payee, the Company’s good faith estimate of the aggregate amount of the Transaction Expenses (“Estimated Transaction Expenses”).  Statements by each of the Indemnifying Members, in which each Indemnifying Member represents and warrants that upon payment of the respective amounts specified in such Closing Date Transaction Expense Statement, each Person that is to be paid in accordance with such Closing Date Transaction Expense Statement shall have been paid in full for all Transaction Expenses or will seek no payment constituting a Transaction Expense from the Company must be attached to the Closing Date Transaction Expense Statement.

(B)                               Post-Closing Adjustment.

(1)                                 Within seventy-five (75) days following the Closing Date, Buyer must prepare and deliver to the Member Representative a statement (the

“Preliminary Working Capital Schedule”) setting forth Buyer’s calculation of (a) Closing Working Capital, (b) the Working Capital Surplus, if any, or the Working Capital Deficit, if any, (c) Closing Date Cash, (d) Closing Date Indebtedness, (e) the aggregate amount of the Transaction Expenses, and (f) the Post-Closing Adjustment, and containing an unaudited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated in this Agreement), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of Buyer’s Chief Financial Officer that the Closing Working Capital Statement was prepared in accordance with the Working Capital Guidelines.

(C)                               Examination and Review.

(1)                                 Examination.  After receiving the Closing Working Capital Statement, the Member Representative shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement.  During the Review Period, Buyer must provide Member Representative and its accountants full access, on reasonable prior notice and in a manner so as not to unreasonably disturb the operations of Buyer, the Company or any of its or their Affiliates, to the Company’s books and records and work papers prepared by Buyer or Buyer’s accountants (to the extent that they were used in the preparation of the Closing Working Capital Statement), to the personnel of Buyer, the Company or the Company’s accountants involved in preparing the Closing Working Capital Statement, and to such historical financial information (to the extent in Buyer’s or the Company’s possession) relating to the Closing Working Capital Statement as Sellers may reasonably request to review the Closing Working Capital Statement and prepare a Statement of Objections (defined below).

(2)                                 Objection.  On or before the last day of the Review Period, the Member Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth the Member Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Member Representative’s disagreement (the “Statement of Objections”).  If the Member Representative fails to deliver the Statement of Objections before the Review Period expires, the Closing Working Capital Statement and the Post-Closing Adjustment reflected in the Closing Working Capital Statement will be deemed to have been accepted by Sellers and shall be deemed to be the “Final Closing Working Capital Statement”.  If the Member Representative delivers the Statement of Objections before the Review Period expires, Buyer and the Member Representative will negotiate in good faith to resolve such objections within 30 days after the Member Representative delivers the Statement of Objections (the “Resolution Period”).  If Buyer and the Member Representative resolve the objections within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as Buyer and the Member Representative agree in writing, will be final and binding and the Final Closing Working Capital Statement shall be prepared in accordance with the agreement of Buyer and the Member Representative.

(3)                                 Resolution of Disputes.  If the Member Representative and Buyer fail to agree on all matters noted in the Statement of Objections before the Resolution Period expires, then any amounts remaining in dispute (“Disputed Amounts”), any amounts not remaining in dispute, and written statements (the “Dispute Statements”) from each of Buyer and Member Representative setting forth each such party’s position in the dispute in reasonable detail, indicating each disputed item or amount and the basis for such party’s disagreement will be submitted for resolution to, and all issues having a bearing on such dispute shall be resolved by an independent accounting or financial consulting firm of recognized national standing as mutually agreed upon by Buyer and the Member Representative (such firm, subject to the following proviso, the “Independent Accountants”); provided, that if the Member Representative and Buyer cannot agree on the Independent Accountants, either party may request that the American Arbitration Association (the “AAA”) choose the Independent Accountants, in which case the AAA’s choice of the Independent Accountants will be binding and the expenses of the AAA will be shared fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers.  Such resolution shall be final and binding on Buyer and Sellers.  The Independent Accountants shall act as experts and not arbitrators, and will resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Working Capital Statement.  The Independent Accountants will decide only the specific items under dispute by the parties and the Independent Accountants shall not assign to any Disputed Amount a value that is (A) greater than the greatest value for such item assigned by Buyer, on the one hand, or the Member Representative, on the other hand, or (B) less than the smallest value for such item assigned by Buyer, on the one hand, or the Member Representative, on the other hand.

(4)                                 Fees of the Independent Accountants.  The fees and expenses of the Independent Accountants will be paid by Sellers, on the one hand, and by Buyer, on the other hand, based on the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by the Member Representative and Buyer.

(5)                                 Determination by Independent Accountants.  The Independent Accountants will make a determination as soon as practicable within 30 days (or such other time as Buyer and Sellers agree in writing) after receipt of the Dispute Statements, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and the Post-Closing Adjustment are conclusive and binding on Buyer and Sellers.

(6)                                 Payments of Post-Closing Adjustment.  If the Post-Closing Adjustment is a positive number, Buyer will pay the Member Representative an amount equal to the Post-Closing Adjustment.  Upon payment of such Post-Closing Adjustment by Buyer to the Member Representative, Buyer shall be fully released and discharged of any obligation to Sellers with respect to payment of the Post-Closing Adjustment.  If the Post-Closing Adjustment is a negative number, Buyer and the Member Representative shall deliver joint written instructions to the Escrow Agent to make payment as soon as reasonably practicable (and in any event, within two (2) Business Days after receipt of such joint written instructions) to Buyer from the Working Capital Escrow Fund in an amount equal to the Post-Closing Adjustment, or if the Working Capital Escrow Fund is insufficient, Buyer may claim any remaining amount due to it in respect of the Post-Closing Adjustment directly from Sellers, and Sellers, or the Member Representative from funds it holds for the benefit of Sellers, will pay Buyer any shortfall.  Upon payment to Buyer from the Working Capital Escrow Fund and, if required, Sellers as provided in the preceding sentences, Member Representative and Seller shall be fully released and discharged of any obligation to Buyer with respect to payment of the Post-Closing Adjustment.  After giving effect to any payment to Buyer contemplated by the immediately preceding sentence, if any, the remaining balance of the Working Capital Escrow Fund promptly will be disbursed to the Member Representative.

(a)                                 Except as otherwise provided in this Agreement, any payment of the Post-Closing Adjustment:

(b)                                 is due (i) within five Business Days after the Final Closing Working Capital Statement is accepted, or (ii) if there are Disputed Amounts, then within five Business Days after the Disputed Amounts are resolved; and

(c)                                  must be paid by wire transfer of immediately available funds to such account as directed by Buyer or the Member Representative, as the case may be.

(D)                               Adjustments for Tax Purposes.  Buyer and Sellers will treat any payment made under this Section 2.3 as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 2.4                                    Closing.  Subject to the terms of this Agreement, the consummation of the purchase and sale of the Membership Interests and the other transactions contemplated by this Agreement (the “Closing”), will take place remotely via the exchange of documents and signatures, within two (2) Business Days after the last of the conditions to Closing in Article VII have been satisfied or waived (other than conditions which are to be satisfied on the Closing Date).  The effective time of the Closing (the “Effective Time”) shall be as of 12:00 a.m., New York time, on the Closing Date.  The day on which the Closing takes place is the “Closing Date.”  The Closing will take place and be effective on the first or last day of a calendar month that is on or after October 1, 2018.

Section 2.5                                    Closing Deliveries.

(A)                               Deliveries by Sellers.  At or before the Closing, the Company or Sellers, as applicable, shall deliver or cause to be delivered to Buyer each of the following (together, the “Seller Deliveries”):

(1)                                 a certificate, dated the Closing Date and signed by the Member Representative, that each condition in Section 7.2(A) and Section 7.2(B) has been satisfied.

(2)                                 a Certificate of Good Standing (or its equivalent) from the State of Michigan, and from each other jurisdiction in which the Company is authorized to transact business, as to the Company dated not more than twenty days before the Closing.

(3)                                 a Membership Interest Assignment Agreement in the form attached hereto as Exhibit B, duly executed by each Seller, evidencing the transfers of the Membership Interests, free and clear of all Encumbrances, by each Seller to Buyer;

(4)                                 written resignations, effective as of the Closing Date, of the managers and officers of the Company listed on Schedule 2.5(A)(4);

(5)                                 evidence of the termination of any powers of attorney on behalf of the Company set forth in Section 3.8(T) of the Disclosure Schedule;

(6)                                 a certificate duly executed by the manager of the Company, dated as of the Closing Date, as to the effectiveness of the resolutions of the members of the Company authorizing the execution, delivery and performance hereof by the Company passed in connection herewith;

(7)                                 the Escrow Agreement, duly executed by the Member Representative;

(8)                                 the Closing Employment Agreement, duly executed by Pat May;

(9)                                 the executed Non-Compete Agreements;

(10)                          the Consulting Agreement, duly executed by Patrick Fenton;

(11)                          the organizational record books, minute books and corporate seal (if any) of the Company;

(12)                          a certificate of non-foreign status duly executed by each Seller sworn under penalty of perjury and in form and substance required under Treasury Regulation Section 1.1445-2(b)(2)(iv), stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code and setting forth such Seller’s name, taxpayer identification number and address;

(13)                          written consents of or notices to, as applicable (or waivers with respect thereto), the third parties to those Material Contracts as to which such consent or notice is required under its terms and identified with an asterisk in Section 3.8 of the Disclosure Schedules (and all such consents, notices and waivers shall be in full force and effect on and following the Closing).

(14)                          Payoff Letters from each lender to the Closing Date Indebtedness (including any interest accrued thereon and any prepayment or similar penalties, expenses or Liabilities associated with the prepayment of such Indebtedness on the Closing Date);

(15)                          evidence not reasonably objected to by Buyer that all agreements between the Company, on the one hand, and any member of the Company or any of their respective Affiliates, on the other hand, have been terminated, at or prior to the Closing, in each case, in a manner such that the Company has no Liability following the Closing pursuant to such agreements;

(16)                          the Closing Date Indebtedness Statement, the Closing Date Transaction Expense Statement and the Closing Date Financial Statement;

(17)                          the Amended and Restated Lease Agreement, duly executed by Crest Marine Real Estate; and

(18)                          all other documents required to be entered into by the Company or any Seller pursuant hereto or reasonably requested by Buyer to convey the Membership Interests to Buyer or to otherwise consummate the transactions contemplated by this Agreement.

(B)                               Deliveries by Buyer.  At or before the Closing, Buyer shall deliver or cause to be delivered to the Member Representative each of the following (together, the “Buyer Deliveries”):

(1)                                 the Closing Date Payment by wire transfer of immediately available funds to an account designated in writing by Member Representative to Buyer no later than three Business Days before the Closing Date;

(2)                                 a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each condition set forth in Section 7.3(A) and Section 7.3(B) has been satisfied;

(3)                                 a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and consummating the contemplated transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the contemplated transactions;

(4)                                 the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(5)                                 the Closing Employment Agreement, duly executed on behalf of the Company;

(6)                                 the Consulting Agreement, duly executed on behalf of the Company;

(7)                                 the Amended and Restated Lease Agreement, duly executed on behalf of the Company;

(8)                                 evidence that the binder agreement with respect to the R&W Insurance Policy is in effect;

(9)                                 a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered; and

(10)                          all other documents required to be entered into by Buyer or delivered by Buyer at or prior to the Closing pursuant hereto or reasonably requested by Member Representative to consummate the transactions contemplated by this Agreement.

Section 2.6                                    Further Assurance.  At any time after the Closing, Buyer and Sellers, at the expense of the party making the request, will sign and deliver such other documents and instruments, provide such materials and information, and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement and give effect to the contemplated transactions.

Section 2.7                                    Withholding.  Notwithstanding anything in this Agreement to the contrary, each of the Member Representative and the Buyer shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law.  The Member Representative or the Buyer, as the case may be, shall provide written notice to such Person of the amount proposed to be so deducted or withheld at least three (3) Business Days before it is withheld or deducted.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Disclosure Schedules, the Indemnifying Members, jointly and severally, as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date, represent and warrant to Buyer that the statements in this Article III are true and correct.  Information in any section of the Disclosure Schedules applies to any other section to which such information applies as though also contained in such other section.

Section 3.1                                    Organization of the Company.  The Company is a limited liability company organized, existing and in good standing under the Laws of the State of Michigan.  The Company has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted.  The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where failure to be so licensed, qualified or in good standing would not be material to the Company.  The Company has heretofore made available to Buyer correct and complete copies of the Organizational Documents of the Company as currently in effect and the limited liability company record books with respect to actions taken by its members and managers.  Section 3.1 of the Disclosure Schedules contains a correct and complete list of the jurisdictions in which the Company is qualified or registered to do business as a limited liability company.

Section 3.2                                    Capitalization

(A)                               Section 3.2(A) of the Disclosure Schedules sets forth the capital structure of the Company, including the number of Equity Securities of the Company which are authorized, and which are, to the extent applicable, issued and outstanding, contains a complete statement of the name of each record owner of the Equity Securities, and the amount and type of Equity Securities  owned by such record owner.  The Company has no equity or voting interests other than the Membership Interests.  All of the issued and outstanding Equity Securities of the Company are duly authorized, validly issued, fully paid and nonassessable, and were not issued or acquired by the holders thereof in violation of any Law, Contract or the preemptive rights of any Person.

(B)                               Except as set forth on Section 3.2(B) of the Disclosure Schedules, no Equity Securities of the Company are reserved for issuance or are held in treasury, and (i) there are no outstanding Options relating to the equity of the Company or any Subsidiary, (ii) there are no outstanding Contracts of the Company, Sellers or any other Person to purchase, redeem or otherwise acquire any outstanding Equity Securities of the Company, or securities or obligations of any kind convertible into any Equity Securities of the Company, (iii) there are no dividends which have accrued or been declared but are unpaid on the Equity Securities of the Company, (iv) there are no outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to the Company, and (v) there are no voting agreements or other Contracts relating to the management or Equity Securities of the Company.  Other than Sellers, no other Person is the record holder of any Equity Securities in the Company.  To Sellers’ Knowledge, no prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature or kind with respect to any Equity Securities (including Options) of the Company or any entity that has been merged into the Company has given rise to any claim or action by any Person that is enforceable against the Company, Sellers or Buyer, and no fact or circumstance exists that could give rise to any such right, claim or action.  All redemptions or transfers of Equity Securities of the Company and its Subsidiaries since December 31, 2015 are set forth on Section 3.2(B) of the Disclosure Schedule.

Section 3.3                                    Absence of Restrictions and Conflicts.  The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions hereof and thereof, do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any Person the right to terminate, modify or cancel: (a) other than by or through Buyer, any term or provision of the Organizational Documents of the Company; (b) except as indicated on Section 3.8 of the Schedules, any Material Contract or any other Contract, Permit, franchise, License or other instrument applicable to the Company; (c) any material Order of any court or Governmental Authority or agency to which the Company is a party or by which the Company or any of its properties or assets are bound; or (d) any material Law or arbitration award applicable to the Company.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required with respect to the Company or any Seller in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated by this Agreement provided, however, no warranty is made with respect to any Hart-Scott-Rodino filing, each party having made its own independent analysis and concluded no filing is required.

Section 3.4                                    No Subsidiaries.  The Company does not own or have any equity or ownership interest in any other Person.

Section 3.5                                    Financial Statements.

(A)                               Attached hereto as Section 3.5(A) of the Disclosure Schedules are copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at December 31 in each year 2015, 2016 and 2017 and the related statements of income and retained earnings, members’ equity and cash flow for the fiscal years then ended (the “Audited Financial Statements”).

(B)                               Attached hereto as Section 3.5(B) of the Disclosure Schedules are copies of unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2018 and statements of income for the period ended June 30, 2018 (the “Interim Financial Statements”).

(C)                               Attached hereto as Section 3.5(C) of the Disclosure Schedules are copies of unaudited financial statements consisting of the balance sheet of the Company as at July 31, 2018 and a statement of income for the one-month period ended July 31, 2018 (the “Month-End Financial Statements” and collectively with the Interim Financial Statements and the Audited Financial Statements, the “Financial Statements”).

(D)                               Except as set forth in Section 3.5(D) of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP from the books and records of the Company, and such books and records have been maintained on a basis consistent with GAAP, applied on a consistent basis throughout the period involved, subject, in the case of the Month-End Financial Statements and the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The balance sheet of the Company as of December 31, 2017 is the “Balance Sheet” and its date is the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2018 is the “Interim Balance Sheet” and its date is the “Interim Balance Sheet Date”.  Except as set forth in Section 3.5(D) of the Disclosure Schedules, each balance sheet included in the Financial Statements (including the related notes and schedules) fairly presents the financial position of the Company, as of the date of such balance sheet, and each statement of income and cash flows included in the Financial Statements (including the related notes and schedules) fairly presents the results of operations and changes in cash flows of the Company for the periods indicated set forth therein, in each case, in accordance with GAAP.  Since the Balance Sheet Date, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Company.  Except as set forth in Section 3.5(D) of the Disclosure Schedules, the Company maintains accurate books and records reflecting its assets and Liabilities and maintain proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP.

Section 3.6                                    Undisclosed Liabilities.  The Company has no Liability of the nature required to be reflected on a balance sheet prepared in accordance with GAAP that is not adequately reflected or provided for in the Balance Sheet, except Liabilities that have been incurred in the Ordinary Course since the Balance Sheet Date and which are not material in amount and except as set forth in Section 3.5(D) of the Disclosure Schedules.

Section 3.7                                    Absence of Certain Changes, Events and Conditions.  Since the Balance Sheet Date and except as set forth on the respectively applicable subsection of Section 3.7 of the Disclosure Schedules organized according to the subsections of this Section 3.7 to which such disclosure is responsive (but any disclosure made in the Disclosure Schedules relating to any such subsection is considered as having been made with respect to such subsection and in response to the section under which it is disclosed), the Company has conducted the Business in the Ordinary Course, and there has not been, with respect to the Company, any:

(A)                               event, occurrence or development that has had, or could reasonably be expected to have individually or in the aggregate, a Material Adverse Effect;

(B)                               amendment to or modification of the Company’s Organizational Documents;

(C)                               split, combination or reclassification of any Equity Securities;

(D)                               issuance, sale or other disposition of any Equity Securities, or grant of any Option to purchase or obtain (including upon conversion, exchange or exercise) any Equity Securities;

(E)                                declaration or payment of any dividends or distributions on or in respect of any Equity Securities or redemption, purchase or acquisition of Equity Securities;

(F)                                 material change in any method of accounting or accounting methods, principles or practices, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(G)                               incurrence, assumption or guarantee of any Indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course;

(H)                              transfer, assignment, sale or other disposition of any of the material assets utilized by the Business or cancellation of any Indebtedness or entitlements;

(I)                                   transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(J)                                   material damage, destruction or Loss (whether or not covered by insurance) to its property;

(K)                               any capital investment in, or any loan to, any other Person;

(L)                                entry into, acceleration, termination, material modification to or cancellation of any Material Contract;

(M)                            any capital expenditures exceeding $50,000, individually or $250,000 in the aggregate;

(N)                               imposition of any Encumbrance upon any properties, Equity Securities or assets, tangible or intangible;

(O)                               grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, managers, members, officers, directors, independent contractors or consultants, other than in the Ordinary Course, as required by any Company Benefit Plan, previously made available to Buyer, or as required by applicable Law;

(P)                                 adoption, amendment, modification or termination of any: (i) employment, severance, retention or other Contract with any current or former employee, (ii) Company Benefit Plan or (iii) collective bargaining or other Contract with any union, works council or labor organization;

(Q)                               acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or Equity Securities of, or by any other manner, any business or any Person or division thereof;

(R)                               any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members, managers, directors, officers and employees;

(S)                                 adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against them under any similar Law;

(T)                                purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any Option term), except for purchases of inventory or supplies in the Ordinary Course;

(U)                               filing of any amended Tax Return, making (or changing or revoking) any material Tax election, entering into any closing Contract or settling any Legal Proceeding involving any Taxes; or

(V)                               any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.8                                    Material Contracts.  Section 3.8 of the Disclosure Schedules sets forth a correct and complete list of the following Contracts, organized according to the relevant subsections of this Section 3.8 to which such Contracts are responsive (but any disclosure made in the Disclosure Schedules relating to any such subsection is considered as having been made with respect to such subsection and in response to the section under which it is disclosed), to which the Company is a party, by which the Company or any property of any thereof is subject, or by which the Company is otherwise bound (collectively, the “Material Contracts”) (other than the Employment Agreements set forth on Section 3.25(B) of the Disclosure Schedules, the Company Benefit Plans set forth on Section 3.26(A) of the Disclosure Schedules and the Insurance Policies set forth on  Section 3.20 of the Disclosure Schedules) and under which the Company has any current, ongoing or future rights, liabilities or obligations:

(A)                               each Contract involving aggregate consideration in excess of $100,000 or requiring performance by any party more than one year from the date of this Agreement;

(B)                               all Contracts that relate to the sale of any of the Company’s assets, other than purchase orders for the sale of inventory in the Ordinary Course, for consideration more than $50,000;

(C)                               all Contracts that relate to acquiring any business, Equity Securities of any other Person or any real property (whether by merger, sale of Equity Securities, sale of assets or otherwise);

(D)                               all agreements between or among the Company on the one hand and Sellers or any Affiliate of Sellers (other than the Company) on the other hand; and

(E)                                all bonds, debentures, notes, loans, credit or loan Contracts or loan commitments, mortgages, indentures, guarantees or other Contracts relating to Indebtedness, the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Company;

(F)                                 all leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible);

(G)                               all Contracts that (1) limit or restrict the Company or any of its respective officers, managers or employees (in their capacity as such) from engaging in any business or other activity on behalf of the Company in any jurisdiction, (2) create or purport to create any exclusive or preferential relationship or arrangement, (3) otherwise restrict or limit the ability of the Company to operate or expand the Business, (4) limit the freedom of the Company to solicit, hire, or employ any Person, or (5) contain a “most favored nation” provision.

(H)                              all confidentiality Contracts (other than those relating to the offer for sale solicitation under which the transaction giving rise to this Agreement arose);

(I)                                   all Contracts providing for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $50,000;

(J)                                   all Contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution hereof, or the Closing, or in connection with the transactions contemplated in this Agreement;

(K)                               all Contracts granting any Person an Encumbrance on all or any part of any asset, other than purchase money security interests incurred in the Ordinary Course;

(L)                                all Contracts for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing Environmental condition or relating to the performance of any Environmental audit or study;

(M)                            all Contracts granting to any Person an Option or similar preferential right to purchase or acquire any assets of the Company;

(N)                               all Contracts with any agent, distributor or representative that is not terminable without penalty on thirty (30) days’ or less notice;

(O)                               all Contracts for the granting or receiving of a License, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(P)                                 all Contracts and Licenses to which the Company is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than non-exclusive end-user licenses for Software in object code format granted in the Ordinary Course), (ii) pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company, or (iii) pursuant to which use, commercial exploitation, assignability or enforcement of any Company Intellectual Property owned by the Company is limited, restricted or prohibited, including territorial restrictions, field of use limitations, covenants not to sue and non-competition restrictions;

(Q)                               all joint venture or partnership Contracts and all other Contracts providing for the sharing of any revenue or profits earned by the Business or the Company;

(R)                               all customer Contracts (excluding work orders and purchase orders individually, including purchase orders for the sale of inventory in the Ordinary Course) for the provision of goods or services by the Company;

(S)                                 all supply Contracts (excluding work orders and purchase orders individually, including purchase orders for the sale of inventory in the Ordinary Course, requiring the Company to spend an amount less than $50,000) for the provision of goods or services for the Company;

(T)                                all outstanding powers of attorney empowering any Person to act on behalf of the Company;

(U)                               any Government Contract; and

(V)                               all existing Contracts (other than those described in subsections (a) through (r) of this Section 3.8) that are material to the Company.

Correct and complete copies of all Material Contracts have been made available to Buyer.  In the case of any oral Contracts, Section 3.8 of the Disclosure Schedules identifies the oral agreement and the material terms thereof.  The Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company, as applicable, and, to Sellers’ Knowledge, each other Person party to such Material Contracts, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.  There is no existing default, violation or breach of the Company under any Material Contract (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to Sellers’ Knowledge, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Material Contract.  The Company is not participating in any discussions or negotiations regarding a material modification of or amendment to any Material Contract or entry in any new Contract applicable to the Company or the real or personal property of the Company that would be a Material Contract.  Each respective subsection of Section 3.8 of the Disclosure Schedules identifies with an asterisk each Material Contract set forth therein that requires the consent of or notice to the other Person party thereto to avoid any breach, default or violation of such Contract in connection with the transactions contemplated by this Agreement.

Section 3.9                                    Real Property.

(A)                               Section 3.9(A) of the Disclosure Schedules contains: the street address of each parcel of, and a list, as of the date of this Agreement, of all leases for each parcel of Real Property, identifying the lessee and lessor.  The Company does not own, during the past five (5) years has not owned, and is not under contract to purchase any real property or any interest therein.  The Company has a valid leasehold interest in the Real Property free and clear of all Encumbrances other than Permitted Encumbrances, and the leases granting such interests are in full force and effect. True, correct and complete copies of each lease of the Real Property and all amendments thereto to which the Company is a party have been provided to Buyer.  The Company is the sole owner of the tenant’s interest in all of the Real Property, and the Company has not entered into any sublease, license or otherwise granted any third party the right to use or occupy all or any portion of the Real Property for any purpose.  Neither the Real Property nor the Company’s leasehold interest therein is encumbered by any mortgage, deed of trust, collateral assignment or any other security interest in favor of a third party.

(B)                               Except as set forth on Section 3.9(B) of the Disclosure Schedules, to Sellers’ Knowledge, no portion of the Real Property, or any building or improvement located thereon, violates any Law, including those Laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control.  Except for the Permitted Encumbrances, to Sellers’ Knowledge no Real Property is subject to (i) any decree or order of any Governmental Authority (or threatened or proposed order) or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

(C)                               The improvements and fixtures on the Real Property with value of $50,000 or more are in good operating condition, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used.  There is no condemnation, expropriation or similar proceeding pending or, to Sellers’ Knowledge, threatened against any of the Real Property or any improvement thereon.  The Real Property constitutes all of the real property utilized by the Company in the operation of the Business.

(D)                               The Real Property has valid and legal access to and from public roads.  There are no pending or, to Sellers’ Knowledge, threatened governmental proceedings or any other fact or condition which would purport to limit or would result in the termination of any Real Property’s access to and from public roads.

(E)                                All Taxes relating to the Real Property that are due and payable by the Company as of the Closing Date have been paid.

Section 3.10                             Title to and Condition of Assets; Related Matters.

(A)                               Except as set forth on Section 3.10(A) of the Disclosure Schedules the Company has good and marketable title to all of its respective property and assets, free and clear of all Encumbrances, except Permitted Encumbrances.  There are no outstanding rights, Options, agreements or Contracts giving any Person any right to require the Company to sell, lease or otherwise dispose of any of the Company’s property or assets.

(B)                               All equipment and other items of tangible personal property and tangible assets of the Company, including buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other similar items (1) as to items with a value of $50,000 or more, each of which are described on Section 3.10(B) of the Disclosure Schedules, are in good operating condition and are in a state of good maintenance and repair, ordinary wear and tear excepted, (2) were acquired and are usable in the Ordinary Course, (3) subject to ordinary wear and tear are adequate for the uses to which they are being put, and (4) conform to all applicable Laws, in all material respects.  No Person other than the Company owns any equipment or other tangible personal property or assets situated on the premises of the Company, except for the leased items that are subject to personal property leases, and customer property being serviced by the Company in the Ordinary Course.  The property and assets owned or leased by the Company, or which it otherwise has the right to use, constitute all of the property and assets used or held for use in connection with the Business as currently conducted, and constitute all of the assets necessary to conduct the operations of the Business in the Ordinary Course.  The property and assets of the Company immediately following the Closing will constitute all of the assets necessary to conduct the operations of the Business in the Ordinary Course.

Section 3.11                             Inventory and Products.

(A)                               The Company’s inventory as of the date hereof (a) is sufficient for the operation of the Company’s business in the Ordinary Course, (b) consists of items that are good and merchantable within normal trade tolerances (and subject to Ordinary Course warranty claims), and (c) except as set forth in Section 3.11 of the Disclosure Schedules is of a quality and quantity presently usable or saleable in the Ordinary Course.

(B)                               The products manufactured or sold by the Company in the Business (i)  are, and at all times have been in compliance with all applicable Laws, except where a violation would not be material to the Company, and (ii) are, and at all relevant times have been, fit for ordinary purposes for which they are intended to be used and conform to any promises or affirmations of fact made with respect to such products in all material respects and subject to Ordinary Course warranty claims.  There is no design defect, latent or otherwise, with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Law and current industry practice with respect to its contents and use.

Section 3.12                             Intellectual Property.

(A)                               Section 3.12(A) of the Disclosure Schedules contains a list of each item of Company Registered Intellectual Property, which identifies all Company Registered Intellectual Property (including registration number, application number, patent number, filing date, issue date, mark or title, and jurisdiction), and identifies that which is Company Owned Intellectual Property and that which is Licensed Intellectual Property.

(B)                               No Company Owned Intellectual Property or product or service marketed or sold by the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer, sale or licensing thereof by the Company or (ii) that may affect the validity, registrability, ownership, use or enforceability of such Company Owned Intellectual Property or any such product or service.  Each item of Company Registered Intellectual Property is valid, enforceable and subsisting.  All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with the maintenance, renewal and recordation of such Company Registered Intellectual Property have been filed with the relevant Patent, Copyright, Trademark or other Governmental Authorities in the U.S. or foreign jurisdictions.

(C)                               The Company Intellectual Property constitutes all of the Intellectual Property that is necessary and sufficient for the Company to operate and conduct the Business in the manner in which it is currently being conducted and proposed to be conducted.  The Company owns and has good and exclusive title to, or has licenses (sufficient for the conduct of the Company’s business as currently conducted and as proposed to be conducted) to, each item of Company Intellectual Property, which will continue unaffected by the consummation of the Transactions, free and clear of any Encumbrance.  Except as set forth on Section 3.12(C) of the Disclosure Schedules, the Company is the exclusive owner or exclusive licensee of all trademarks and service marks, trade names and domain names used by the Company in connection with the advertisement, marketing or sale of any products or the provision of any services of the Company, free and clear of all Encumbrances.  The Company has not granted any rights or interest in the Company Intellectual Property to a third party except implied licenses at Law associated with the sale of the products of the Company or as otherwise set forth in Section 3.8(P) of the Disclosure Schedules.

(D)                               The Company owns exclusively and has good title to all Copyrighted works, including Software, of the Company that (i) are sold by the Company or (ii) the Company owns or otherwise expressly purports to own, free and clear of all Encumbrances.  Section 3.12(D) of the Disclosure Schedules lists all works of original authorship used by the Company and prepared by or on behalf of the Company (including Software programs) by title, version number, author(s) and publication date (if any), regardless of whether the Company has obtained or is seeking a Copyright registration for such works.

(E)                                To the extent that the Company Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has ownership of and is the exclusive owner of, or (ii) has an irrevocable license (sufficient for the operations of the Company as currently conducted and as proposed to be conducted) to, all of such third party’s Intellectual Property in such work, material or invention by operation of Law or by valid assignment.

(F)                                 The operations of the Company as currently conducted and as proposed to be conducted, including the Company’s design, development, manufacture, marketing, distribution and sale of the products or services of the Company (including with respect to products or services currently under development) and the Company Intellectual Property owned by the Company, has not, and does not, infringe or misappropriate in any manner the Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction.

(G)                               The Company has not received written notice of or any other overt threat from any third party, that the operation of the Company as it is currently conducted and as proposed to be conducted, or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(H)                              To Sellers’ Knowledge, no Person has or is infringing or misappropriating any Company Intellectual Property.

(I)                                   The Company has taken commercially reasonable steps to protect and maintain the rights of the Company in the Confidential Information and any trade secret or confidential information of third parties used by the Company, and, except under confidentiality obligations, to Sellers’ Knowledge, there has not been any disclosure by the Company of any Confidential Information or any such trade secret or confidential information of third parties.

(J)                                   The Company Intellectual Property owned, used or held for use by the Company immediately prior to consummation of the Transactions will be owned or available for use by the Company immediately after the Closing without payment (or incurring an obligation to make any payment) of fees, royalties or other expenses to a third party or consent of a third party.

Section 3.13                             Software.

(A)                               Section 3.13(A) of the Disclosure Schedules sets forth a correct and complete list of: (i) the Company Proprietary Software, (ii) the Company Licensed Software, and (iii) all technical and restricted materials relating to the acquisition, design, development, use or maintenance of computer code program documentation and materials used by the Company.  The Company has the right to use the Company Software, which will continue unaffected by the consummation of the transactions contemplated by this Agreement, free and clear of all Encumbrances.

(B)                               Except as set forth on Section 3.13(B) of the Disclosure Schedules the Company has all right, title and interest in and to the Company Proprietary Software, free and clear of all Encumbrances.  The use of the Company Software does not breach any term of any license or other contract between the Company, on the one hand, and any third party, on the other hand.  The Company is in compliance with the terms and conditions of all license agreements in favor of the Company relating to the Company Licensed Software.

(C)                               The Company Proprietary Software does not infringe or misappropriate any Intellectual Property right of any third party.  The source code for the Company Proprietary Software is and has been maintained in confidence and is not maintained (or required to be maintained) in a software escrow for any customer or other Person.  The Company has actual possession of the source code, system documentation, and statements of principles of operations and schematics.

(D)                               The Company Proprietary Software was: (i) developed by the Company’s employees working within the scope of their employment at the time of such development, or (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of its Intellectual Property rights in the Company Proprietary Software, or (iii) acquired by the Company in connection with acquisitions in which the Company obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to Intellectual Property rights in the Company Proprietary Software.  The Company has not received notice from any third party claiming any right, title or interest in the Company Proprietary Software.

(E)                                The Company has not granted rights in the Company Software to any third party, other than non-exclusive end-user licenses for Software in object code format granted in the Ordinary Course or as otherwise set forth in Section 3.8(P) of the Disclosure Schedules.

(F)                                 The Company Proprietary Software operates in all material respects in accordance with and conforms in all material respects to any specification, manual, guide, description and other similar documentation delivered by the Company to customers, end-users, original equipment manufacturers or resellers.

(G)                               Section 3.13(G) of the Disclosure Schedules contains a list and description of all Open Source Software incorporated, embedded in or used by the Company Proprietary Software or used by the Company in any product or in connection with any service, and describes: (i) the manner in which any Copyleft Software is used, (ii) whether (and, if so, how) such Copyleft Software has been modified by or for the Company, (iii) whether (and, if so, how) such Copyleft Software is distributed (e.g., electronically, on disc, with any Company Software, separate from any Company Software) by or for the Company or any licensee of the Company, and (iv) whether (and if so, how) such Copyleft Software is integrated with, interacts with or links to (dynamically or statically) other portions of any Company Proprietary Software.  No part of the Company Proprietary Software or any product or service of the Company is licensed, distributed or disclosed, or required by the terms of any Open Source License to be licensed, distributed or disclosed, pursuant to such Open Source License.  The use and distribution of all Open Source Software by the Company is in full compliance with all Open Source Licenses applicable thereto.

Section 3.14                             Transactions with Affiliates.  Except as set forth on Section 3.14 of the Disclosure Schedules, no officer, manager or director of the Company or any Affiliate of theirs, no Person with whom any such officer, manager or director or their spouse is related as a first cousin or closer, no entity in which any such officer, manager or director or Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than two percent (2%) of the stock of which is beneficially owned by any such officer, director and Person), no Affiliate of any of the foregoing and no current or former Affiliate of the Company has any interest in: (a) any existing Contract with, or relating to, the Company or the properties or assets of the Company,

(b) any existing loan, arrangement, understanding, agreement or contract for or relating to the Company or the properties or assets of the Company, or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company.

Section 3.15                             Undisclosed Payments.  Neither the Company nor any of its respective officers, managers or directors, nor anyone acting on behalf of any of them, has made or received any payment not materially correctly categorized and fully disclosed in the Company’s books and records in connection with or in any way relating to or affecting the Company.

Section 3.16                             Customer and Supplier Relations.  Section 3.16 of the Disclosure Schedules contains a correct and complete list of the names and addresses of the top ten (10) Customers and top ten (10) Suppliers, and the amount of sales to or purchases from each such Customer or Supplier during the twelve (12) month period ended December 31, 2017 and the six (6) month period ended June 30, 2018.  The Company maintains good relations with each of its Customers and Suppliers and no event has occurred that would reasonably be expected to materially and adversely affect the Company’s relations with any Customer or Supplier.  Except as set forth in Section 3.16 of the Disclosure Schedules, no Customer or Supplier has during the last twelve (12) months cancelled, terminated or, to Seller’s Knowledge, made any threat to cancel or otherwise terminate any of its contracts with the Company or to decrease its usage or supply of the Company’s services or products of the Business.  No current Customer or Supplier intends to terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated in this Agreement or otherwise.

Section 3.17                             Notes and Accounts Receivable.

(A)                               Notes.  All notes receivable and notes payable (the “Affiliate Loans”) of the Company owing by or to any manager, officer, employee or Affiliate of the Company or by or to any Seller have been, or at Closing will have been, paid in full, settled by way of capital contribution in kind, cancelled or otherwise discharged.

(B)                               Accounts Receivable.  The Company has delivered to Buyer a correct and complete schedule of the Receivables showing the amount of each Receivable and an aging of amounts due thereunder.  The Company has not received notice that any debtor to which the Receivables relate are in or subject to a bankruptcy or insolvency proceeding and the Company has not received notice that any of the Receivables have been made subject to an assignment for the benefit of creditors.  Except as set forth on Section 3.17(B) of the Disclosure Schedules, all such Receivables are current and there are no disputes regarding the collectability of any such Receivables.  Except as set forth on Section 3.17(B) of the Disclosure Schedules, all receivables reflected on the Balance Sheet (and that will be reflected on the Closing Working Capital Statement) (net of any reserves shown thereon), (i) are validly existing and consistent with the Company’s past practices in the Ordinary Course, (ii) represent monies due for goods sold and delivered or services rendered in the Ordinary Course, and (iii) are not subject to any refund or adjustment or any defense, right of set off, assignment, restriction, security interest or other Encumbrance.  The Company has not factored any of its receivables.

(C)                               Accounts Payable.  The accounts payable of the Company reflected on the Balance Sheet (and that will be reflected on the Closing Working Capital Statement) arose or will arise from bona fide transactions in the Ordinary Course.

Section 3.18                             Licenses.

(A)                               Section 3.18(A) of the Disclosure Schedules is a correct and complete list of all Licenses held by the Company.  The Company owns or possesses all Licenses that are necessary to enable it to carry on their operations as presently conducted.  All such Licenses are valid, binding and in full force and effect.  Except as disclosed in Section 3.18(A) of the Disclosure Schedule, the execution, delivery and performance hereof and the consummation of the transactions contemplated in this Agreement shall not adversely affect any such License, or require consent from, or notice to, any Governmental Authority.  The Company has taken all necessary action to maintain each License.  No loss or expiration of any License is pending or threatened (other than expiration upon the end of any term).

(B)                               To Sellers’ Knowledge, except as set forth on Section 3.18(B) of the Disclosure Schedules, each of the Company’s independent contractors has the requisite License required to provide the services such independent contractor provides the Company.

Section 3.19                             Ethical Practices.  Neither the Company nor any authorized representative thereof has offered or given anything of value to: (i) any official of a Governmental Authority, any political party or official thereof or any candidate for political office, (ii) any customer or member of any Governmental Authority, or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Authority or any candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function, (y) inducing such Person to use such Person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Company in obtaining or retaining business for, with, or directing business to, any Person, or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, with, or directing business to, any Person.

Section 3.20                             Insurance.  Section 3.20(A) of the Disclosure Schedules sets forth a list of all policies of insurance currently maintained or held within the last three (3) years, owned or held by the Company on, or covering, any property, assets or personnel of the Company as of the date hereof, specifying insurer, amount of coverage, type of insurance, policy numbers and loss runs showing any pending claims thereunder (collectively, the “Insurance Policies”).  The current Insurance Policies are in full force and effect, and the current Insurance Policies will continue in effect after the Closing Date.  The Company has not received written notice that (a) it has breached or defaulted under any of such Insurance Policies, or (b) that any event has occurred that would permit termination, modification, acceleration or repudiation of such Insurance Policies.  Except as set forth in Section 3.20(B) of the Disclosure Schedules, the

Company is not in default (including a failure to pay an insurance premium when due) in any material respect with respect to any Insurance Policy; nor has the Company failed to give any notice of any material claim for which the Company has or intends to make a claim under such Insurance Policy in due and timely fashion; nor, during the past three (3) years, has the Company been denied or turned down for insurance coverage.  The Company (1) has not made any claim under any such policy during the three-year period prior to the date of this Agreement with respect to which an insurer has, in a written notice to the Company, questioned, denied or disputed or otherwise reserved its rights with respect to coverage and (2) no insurer has threatened in writing to cancel any such policy.  The Company does not maintain any self-insurance or co-insurance programs.

Section 3.21                             Warranty Claims.

(A)                               Subject to warranty claims made in the Ordinary Course, each product designed, manufactured, sold, leased, provided or delivered by the Company, and each service provided by the Company, has been designed, manufactured, sold, leased, provided or delivered, as applicable, in conformity with the specifications for such product or service, as applicable, and applicable Contract commitments, Laws and warranties.  Subject to warranty claims made in the Ordinary Course, there are no material defects in any such product or services.  Except as set forth on Section 3.21(A) of the Disclosure Schedules, in the past six (6) years (1) there have been no product recalls, post-sale notices or warnings or similar matters, or obligations thereof, with respect to any product or service of the Company and there is no reasonable basis for any of the foregoing, and (2) the Company has not been required to file, or has filed, any notification or other report with or provide information to any Governmental Authority or product safety standards group concerning actual or potential defects or other hazards with respect to any such product or service, and there is no reasonable basis for any of the foregoing.

(B)                               Section 3.21(B) of the Disclosure Schedules sets forth a true, correct and complete list of (i) all boats sold by the Company in the three (3) years ended June 30, 2018 for which the Company paid warranty claims in those three (3) years, as well as the aggregate of all such claims per boat, and (ii) all boats repurchased by the Company in the three (3) years ended June 30, 2018 due to warranty issues or other claims or disputes as well as the customer, a summary of the nature of the issue, cost incurred to date, and current status of such warranty claim.  Except as set forth on Section 3.21(B) of the Disclosure Schedules, there are and within the three (3) years ended June 30, 2018 were no other warranty claims or disputes against or involving the Company or any other material claims or disputes against or involving the Company, in any case, with respect to any product or service designed, manufactured, sold, leased or delivered by the Company.

(C)                               Except as set forth on Section 3.21(C) of the Disclosure Schedules, within the past five years, no Governmental Authority has alleged that any product designed, manufactured, sold, or leased by any of the Company is defective or unsafe or fails to meet any product warranty or any standards promulgated by any Governmental Authority that has not been fully remedied.

(D)                               Section 3.21(D)(i) of the Disclosure Schedules sets forth the standard forms of warranties used by the Company.  Except as set forth in Section 3.21(D)(ii) of the Disclosure Schedules, disclosed in the other subsections of this Section 3.21 or required by applicable Law (including warranties implied by Law if, and only to the extent that, applicable Law prohibits the waiver thereof), in the past three (3) years the Company has not given to any Person any guaranty or warranty, right of return, or other indemnity or remedy relating to the products designed, manufactured, sold, leased, provided or delivered by any of the Company or the services provided by any of the Company.

Section 3.22                             Legal Proceedings; Governmental Orders.

(A)                               Except as set forth on Section 3.22(A) of the Disclosure Schedules, there is no Legal Proceeding in which the Company is named or as to which it has received notice, pending or threatened in writing against, relating to or involving the Company or its respective real or personal property before any Governmental Authority or arbitrator.  None of the Legal Proceedings set forth on Section 3.22(A) of the Disclosure Schedules, if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.  The Company is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

(B)                               Section 3.22(B) of the Disclosure Schedules sets forth all Legal Proceedings that involved the Company in the past five (5) years.  Except as set forth in Section 3.22(B) of the Disclosure Schedules, all such Legal Proceedings have been resolved and/or finally adjudicated in their entirety, any amounts related thereto have been paid in full and the Company does not have any ongoing Liabilities thereunder.

Section 3.23                             Compliance With Laws; Permits.

(A)                               The Company is (and has been at all times during the past (5) five years) in compliance with all applicable Laws in all material respects.  Except as set forth in Section 3.23(A) of the Disclosure Schedules, (i) the Company has not received written notice that it has been charged with or is under investigation with respect to any violation of any applicable Law or other requirement of a Governmental Authority, (ii) the Company is not a party to, or bound by, any Order, judgment, decree, injunction, rule or award of any Governmental Authority or arbitrator having a material effect on the Company, and (iii) the Company has filed all reports and has all Licenses that are material to the Company and required to be filed with any Governmental Authority on or prior to the date hereof.  The Company does not sell, nor in the past five (5) years has sold, any product or provided any services to any Governmental Authority.  The Company is not currently under any Contract with any Governmental Authority.  The Company is not debarred or suspended from doing business with any Governmental Authority.

(B)                               Neither the Company, any officer or director of the Company, nor any agent acting on behalf of the Company (a) has been or is designated on any list of any U.S. Governmental Authority, including the OFAC Specially Designated Nationals and

Blocked Persons List, the U.S. Department of Commerce Denied Persons List, the U.S. Department of Commerce Entity List, and the U.S. Department of State Debarred List, (b) has participated in any transaction involving such designated person or entity, or any country that is subject to U.S. sanctions administered by OFAC, (c) has exported (including deemed exportation) or re-exported, directly or indirectly, any goods, technology or services in violation of any applicable U.S. export control or economic sanctions laws administered by OFAC, the U.S. Department of Commerce or the U.S. Department of State, or (d) has participated in any export, re-export or transaction connected with any purpose prohibited by U.S. export control and economic sanctions laws, including support for international terrorism and nuclear, chemical or biological weapons proliferation.

(C)                               The Company and each Subsidiary is in compliance, and has complied, in all material respects with applicable anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act and similar laws of those countries in which the Company conducts business, and there are no material unresolved investigations or claims concerning any liability of the Company with respect to such Laws.  The Company is in compliance, and has complied, in all material respects with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001, as amended, and other applicable foreign Laws relating to anti-money laundering and similar matters.

(D)                               The Company possesses and is in compliance with, all Permits, Licenses, authorizations, exemptions, Orders, consents, approvals and franchises from any Governmental Authority required to conduct its respective businesses as now being conducted (each, a “Material Permit”), except to the extent its absence would not be material to the Company.  All such Material Permits are valid, binding and in full force and effect.  The Company is not in default under, and no condition exists that, with notice or lapse of time or both, would constitute a default under, any Material Permits.  None of the Material Permits will be terminated or impaired, or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.  The Company has taken all necessary action to maintain each Material Permit and no loss or expiration of any Material Permit is pending, threatened in a writing delivered to the Company or reasonably foreseeable by the Company (other than expiration upon the end of any term).  Section 3.23(D) of the Disclosure Schedules lists each Material Permit together with the name of the Governmental Authority issuing such Material Permit.

Section 3.24                             Environmental Matters.  Except as set forth on Section 3.24 of the Disclosure Schedules:

(A)                               To Sellers’ Knowledge, the Company complies with all applicable Environmental Laws and the Company possesses all Environmental Permits necessary to operate the Business and required under (each of which is disclosed in Section 3.24(A) of the Disclosure Schedules), and the operations of the Company are in full compliance with, all Environmental Laws, and the operations of the Company is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws, or any notice or demand letter issued thereunder;

(B)                               The Company has not received notice of actual or threatened Liability under CERCLA or any similar foreign, state or local Law from any Governmental Authority or any third party, where such threat has not yet been resolved, and to Sellers’ Knowledge there is no fact or circumstance that could form the basis for the assertion of any Legal Proceeding against the Company under any Environmental Law, including CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location utilized by the Business;

(C)                               To Sellers’ Knowledge, no real property currently operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.  At no time during the past five (5) years has the Company entered into or agreed to enter into, any consent decree or Order, and the Company is not currently subject to any judgment, decree or judicial or administrative Order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law;

(D)                               At no time during the past five (5) years has the Company been alleged in written notice to the Company to be in violation of, or been subject to any Legal Proceeding pursuant to, applicable Environmental Laws, nor has the Company paid any fine, penalty or assessment with respect to Environmental matters during such 5-year period;

(E)                                To Sellers’ Knowledge, there has not occurred, nor is there presently occurring, a discharge of any Hazardous Material on, into or beneath the surface of any real property currently owned or leased by the Company, in an amount requiring notice or report to a Governmental Authority;

(F)                                 The Company is not subject to any Legal Proceeding, obligation, Liability, Loss, damage or expense of any kind or nature whatsoever, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of the Company, or the Company’s employees, agents or representatives or arising out of the ownership, use, control, or operation by the Company of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by the Company) from which any Hazardous Materials were Released;

(G)                               The Company has made available to Buyer correct and complete copies of all reports and the complete files relating to Environmental matters of the Company, and the Company has not paid any fine, penalty or assessment within the prior five (5) years with respect to Environmental matters;

(H)                              At no time during the past five (5) years has the Company manufactured any product containing asbestos;

(I)                                   To Sellers’ Knowledge, no Real Property, improvement or equipment of the Company contains any Hazardous Material, except for: (i) cleaning solvents and materials, fluorescent lights, cooking oils and similar products used and stored in appropriate containers in compliance with all applicable Environmental Laws and in quantities consistent with the size of the Business; (ii) hydraulic fluids and other mechanical fluids used in the Company’s manufacturing equipment and stored in appropriate containers in compliance with all applicable Environmental Laws and in quantities consistent with the size of the Business; and (iii) petroleum products stored in above ground tanks or other appropriate containers in compliance with all applicable Environmental Laws and in quantities consistent with the size of the Business; and

(J)                                   The Company has not imported, manufactured, stored, managed, used, operated, transported, treated or disposed of any Hazardous Material other than in compliance with all Environmental Laws.

Section 3.25                             Employees.

(A)                               Section 3.25(A) of the Disclosure Schedules contains a correct and complete list of (i) all of the employees of the Company, specifying each employee’s department, annual base salary or hourly rate of pay (as applicable), target incentive compensation (bonus or commission, as applicable), date of hire, and any other benefits provided to each of them, respectively and (ii) all individuals who provide services to the Company as independent contractors, consultants, leased employees or in a similar non-employee capacity (other than professionals such as attorneys, accountants and outsourced IT personnel, the “Contingent Workers”), specifying each Contingent Worker’s work location, nature of services provided, together with an appropriate notation next to the name of any employee or Contingent Worker on such list who is subject to any Employment Agreement or other document describing the terms and conditions of such individual’s employment or engagement.  Except as set forth on Section 3.25(A) of the Schedules, all employees work at the Company’s locations in Michigan.  Except as set forth on Section 3.25(A) of the Schedules, the Company has no Employment Agreement with any employee or Contingent Worker pursuant to which the employment or engagement of such employee or Contingent Worker is not terminable at will without any amounts being owed to such individual other than compensation for services performed prior to the date of such termination.

(B)                               Except as set forth on Section 3.25(B) of the Schedules, the Company is not a party to or bound by any Employment Agreement.  The Sellers have provided to Buyer correct and complete copies of each Employment Agreement to which the Company is a party, or by which any of them is otherwise bound.  Each such Employment Agreement is legal, valid, binding and enforceable in accordance with its respective terms with respect to the Company, as applicable.  There is no existing default, violation or breach of the Company, as applicable, under any Employment Agreement (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Employment Agreement.  Except as set forth on Section 3.25(B) of the Schedules, neither the Company nor any Seller has made any verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise.

(C)                               Except as indicated on Section 3.25(C) of the Schedules, all officers and employees of the Company are active on the date hereof and no employee has notified the Company in writing that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one (1) year after the Closing Date.

Section 3.26                             Employee Benefit Matters.

(A)               Set forth on Section 3.26(A) of the Disclosure Schedules is a list of each Company Benefit Plan.  With respect to each Company Benefit Plan, the Company has made available to Buyer correct and complete copies of each of the following: (i) the plan document, together with all amendments, or if unwritten, a written summary of all material plan terms, (ii) where applicable, any trust agreements, insurance policies and other documents establishing other funding arrangements, (iii) any summary plan descriptions and employee handbooks, (iv) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination (or opinion) letter, if any, from the IRS, (v) all filings required to be made with any Governmental Authority during the two (2) calendar years preceding the date of this Agreement, (vi) the two (2) most recent financial statements and actuarial valuation reports thereof, and (vii) any materials relating to any government investigation or audit or any submission under any voluntary compliance procedures.

(B)               During the past six (6) years, neither the Company nor any ERISA Affiliate has maintained or been required to contribute to any benefit plan subject to Title IV of ERISA, or subject to Section 412 of the Code or Section 302 of ERISA.  During the past six (6) years, neither the Company nor any ERISA Affiliate has been required to contribute to any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.  No Liability under Title IV of ERISA has been or is expected to be incurred by any of the Company or any ERISA Affiliate.  No Company Benefit plan is a multiple employer plan (within the meaning of the Code or ERISA).

(C)               Each Company Benefit Plan, including any associated trust or fund, has been administered in compliance in all respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws, except to the extent that any such noncompliance could not result in a material liability.  Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion letter from the IRS on the form of such Company Benefit Plan, and no event has occurred and no facts or circumstances exist that, to Sellers’ Knowledge, would cause the IRS to revoke or fail to issue such letter.  The Company has not filed, and is not considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Company Benefit Plan.

(D)               None of the Company nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction with respect to any Company Benefit Plan that would be reasonably likely to subject the Company to any Taxes or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(E)                All contributions, assessments and premium payments required to be made on account of each Company Benefit Plan have either been made or accrued on the Financial Statements, and the Company has timely deposited all amounts withheld from employees into appropriate trusts or accounts, and no event has occurred or condition exists that would reasonably be expected to result in a material increase in the level of such amounts paid or accrued for the most recently ended fiscal year.  There are no existing or, to the Knowledge of Sellers, threatened Legal Proceedings relating to a Company Benefit Plan, other than routine claims for information or benefits in the Ordinary Course and there is no reasonable basis for any such Legal Proceeding (other than such routine claims).

(F)                 Other than as required under Section 601 et seq. of ERISA or Section 4980B of the Code (“COBRA”), no Company Benefit Plan provides for post-employment or retiree health, life insurance and/or other welfare benefits, and the Company has no obligation to provide any such benefits to any retired or former Employees or active Employees following such Employees’ retirement or termination of service.  The Company has not incurred nor expects to incur any material liability (including, without limitation, additional contributions, fines, taxes or penalties) as a result of a failure to administer or operate any Company Benefit Plan that is a “group health plan” (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) in compliance with the applicable requirements of COBRA.  Except as set forth on Section 3.26(F) of the Schedules, each Company Benefit Plan may be amended or terminated by the Company without any material Liability (except administration expenses in the Ordinary Course).

(G)               Except as set forth on Section 3.26(G) of the Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated thereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any Employee, officer, director or other service provider of the Company under any Company Benefit Plan, (ii) result in any severance, termination or similar types of payments or benefits or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any Employee, director or consultant of the Company.

(H)              Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, except to the extent that any such noncompliance could not result in a material liability.  The Company does not have any unfunded liabilities pursuant to any Company Benefit Plan which is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code.

(I)                   The Company and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Company Health Plan”) (i) is currently in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), and (ii) has been in compliance with all applicable Healthcare Reform Laws since March 23, 2010.  To Sellers’ Knowledge, no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject any of the Company or any Company Benefit Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.

Section 3.27                             Employment Matters.  Except as set forth on Section 3.27 of the Schedules, the Company is and during the last five (5) years has been in compliance in all material respects with all applicable Laws, contracts, policies, plans and programs relating to employment and employment practices, including those relating to wages, hours, collective bargaining, unemployment insurance, workers’ compensation, equal employment opportunity, discrimination, harassment and retaliation, the reporting, withholding and payment of Taxes, occupational safety and health, family and medical leave, and immigration.  Except as set forth in Section 3.27 of the Schedules, (a) the Company is not a party to or bound by any collective bargaining agreement, contract or legally binding commitment to any labor union or employee organization or group in respect of or affecting employees, (b) the Company is not currently engaged in, or has any obligation to engage in, any negotiation with any labor union or employee organization, (c) the Company has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act, and there is no pending or, to Sellers’ Knowledge, threatened complaint regarding any alleged unfair labor practices as so defined, (d) there is no, and during the past five (5) years there has been no, strike, labor dispute, work slowdown or stoppage pending or, to Sellers’ Knowledge, threatened against the Company, (e) there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or, to Sellers’ Knowledge, threatened against the Company, (f) the Company is not nor has been the subject of any union organization effort, (g) all current and former employees of the Company have been properly classified and compensated for all time worked in accordance with all applicable Laws and Employee Benefit Plans, (h) all current and former Contingent Workers have been properly classified as independent contractors, consultants, leased employees or in a similar non-employee capacity, rather than as employees of the Company, for purposes of all applicable Laws and Company Benefit Plans, (i) during the ninety (90)-day period prior to the date hereof, the Company has not taken any action that constitutes a “mass layoff” or “plant closing” within the meaning of WARN, and no such action is currently planned or anticipated, and (j) all employees of the Company are legally authorized to work in the U.S.

Section 3.28                             Taxes.

(A)                               Except as otherwise disclosed on Section 3.28(A) of the Schedules: (i) all Tax Returns of the Company due to have been filed through the date hereof in accordance with any applicable Law have been duly filed and are correct and complete in all material respects, (ii) all Taxes due and owing by the Company (whether or not shown on any Tax

Return) have been paid in full, (iii) there are not any extensions of time in effect with respect to the dates on which any Tax Returns of the Company were or are due to be filed, (iv) all deficiencies asserted as a result of any examination of any Tax Returns of the Company have been paid in full, accrued on the books of the Company, as applicable, or finally settled, (v) the Company has received no written claims asserting any deficiencies for any Taxes of the Company and, to Sellers’ Knowledge, none have been threatened, and no audit or investigation of any Tax Return of the Company is currently underway, pending or, to Sellers’ Knowledge, threatened, (vi) during the past five (5) years, the Company has received no written claim by a Taxing authority in a jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, (vii) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party, (viii) there are no outstanding waivers or agreements by or on behalf of the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any outstanding requests for rulings, outstanding subpoenas or requests for information, or notices of proposed reassessment of any property owned or leased by the Company between the Company and any Taxing authority, (ix) there are no Encumbrances against any assets or property of the Company for Taxes (other than Encumbrances for Taxes which are not yet due and payable), (x) the Company is not a party to any Tax allocation, sharing or indemnification agreement under which the Company has any Liability after the Closing, and (xi) the Company has no Liability for the Taxes of any other Person under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, or by contract.

(B)                               Except as set forth on Section 3.28(B) of the Schedules, the Company has delivered to Buyer correct and complete copies of all Tax Returns relating to its operations for taxable periods ended on or after December 31, 2015.

(C)                               The Company has not been a party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(D)                               The Company has, at all times since the date of its formation, been classified for federal (and all applicable state and local) income tax purposes as a partnership or as a disregarded entity and not as a corporation, an association taxable as a corporation or a publicly traded partnership taxable as a corporation.

(E)                                The Company has not elected to have the revised partnership tax audit procedures set forth in Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder and published administrative interpretations thereof, the “Revised Partnership Tax Audit Procedures”) apply to the Company, including by way of an election under Treasury Regulations Section 301.9100-22T, for any tax year beginning before January 1, 2018.

Section 3.29                             Privacy; Data Security.  The Company has complied in all material respects with all Laws and contractual and fiduciary obligations relating to the protection and security of Personal Data to which the Company is currently subject.  The Company has not received any written inquiries from or been subject to any audit or Legal Proceeding by any Governmental Authority regarding its compliance with the foregoing.  The Company has established policies and procedures with respect to the collection, use, processing, storage and transfer of all Personal Data in connection with the Business.  The Company has complied in all material respects with all its policies and procedures established by the Company from time to time with respect to privacy, publicity, data protection or collection and use of personal information and user information gathered or accessed in the course of the operations of the Company.  No Legal Proceeding alleging (a) a material violation of any Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures or (b) any breach, misappropriation, or unauthorized disclosure, access, use or dissemination of any Personal Data has been asserted in writing delivered to the Company or, to Sellers’ Knowledge, threatened in writing against the Company by any Person.  Since December 31, 2013, there has not been (i) a material violation of any Person’s privacy, personal or confidentiality rights under any such rules, policies or procedures or (ii) any material breach, material misappropriation, or material unauthorized disclosure, access, use or dissemination of any Personal Data.

Section 3.30                             Brokers.  Except for Broker, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or Sellers.

Section 3.31                             Bank Accounts.  Section 3.31 of the Disclosure Schedules sets forth a correct and complete list and description of all bank accounts used by the Company.

Section 3.32                             Computer Systems.  The Company has not experienced, since December 31, 2014, any material disruption to, or material interruption in, the conduct of their businesses attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any Software or technology used by the Company.  The computer systems, including Software, computer hardware, networks, interfaces, servers, and storage devices, data communication services, computer network services, Internet access services, and mass data storage services and related information technology systems and services, which are owned, licensed, leased or used by the Company (collectively, the “Company Systems”) are reasonably sufficient for its needs as currently conducted and as proposed to be conducted, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner.  To Sellers’ Knowledge, there have not been any unauthorized intrusions or breaches of the security of any of the Company Systems or any unauthorized access or use of any of the data or information stored or contained therein or accessed or processed thereby or that has resulted in the destruction, damage, loss, corruption, alteration or misuse of any such data or information.

Section 3.33                             No Other Representations and Warranties.  Except for the representations and warranties in this Article III (including the related portions of the Disclosure Schedules), none of the Indemnifying Members, the Company, the Broker, the Member Representative, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, regarding the Company, including any representation or warranty on the accuracy or completeness of any information regarding the

Company furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the Data Room, by Broker, by the Member Representative, management presentations or in any other form in expectation of the contemplated transactions) or on the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally (and not jointly), for itself and regarding its own Membership Interest and affairs only, represents and warrants to Buyer that the statements in this Article IV are true and correct as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date.

Section 4.1                                    Authority of Sellers.  Such Seller has the right, power, authority and capacity to execute and deliver this Agreement and each Seller Ancillary Document and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated in this Agreement.  The execution, delivery and performance of this Agreement and each Seller Ancillary Document by Seller and the consummation of the transactions contemplated in this Agreement have been duly authorized by all required action on the part of Seller.  This Agreement and each Seller Ancillary Document has been duly executed and delivered by such Seller, and do or shall, as the case may be, constitute a valid and binding agreement of such Seller enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and the discretion of courts in granting equitable remedies.

Section 4.2                                    No Conflicts; Consents.  The execution, delivery and performance of this Agreement and Seller Ancillary Documents, the consummation of the transactions and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (i) if Seller is not a natural person, result in a violation or breach of any provision of its governing documents, (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller or (iii) as the case may be, except as set forth in Section 3.8 of the Disclosure Schedules, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, require the consent, notice or other action by any other Person under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel (a) any contract, agreement, permit, franchise, license or other instrument applicable to such Seller, (b) any judgment, decree or order of any Governmental Authority to which such Seller is a party or is required by or regarding such Seller’s execution and delivery of this Agreement and consummating the contemplated transactions, except (1) as to clauses (ii) and (iii), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on such Seller’s ability to consummate the contemplated transactions, and (2) for such filings as required under the HSR Act.

Section 4.3                                    Ownership of Membership Interest.

(A)                               Such Seller has good and valid title to and beneficial ownership of the number of Membership Interests of the Company set forth next to such Seller’s name on Section 4.3(A) of the Disclosure Schedules, and such Membership Interests are (i) validly issued, fully paid, and, if applicable, nonassessable, and (ii) except as set forth in Section 4.3(A) or the Disclosure Schedule, free and clear of all Encumbrances.

(B)                               Other than the Membership Interests listed on Section 4.3(A) of the Disclosure Schedules, such Seller owns no equity interest of the Company, or any Option to have any such equity interest issued.

Section 4.4                                    Agreements with the Company.  Except as set forth in Section 4.4 of the Disclosure Schedules, neither such Seller nor any of its Affiliates is a party or otherwise subject to any Contract to which the Company is a party.

Section 4.5                                    Litigation.  There are no Legal Proceedings pending or, to such Seller’s knowledge, threatened against, relating to or involving such Seller which could reasonably be expected to adversely affect such Seller’s ability to consummate the transactions contemplated by this Agreement and Seller Ancillary Documents.

Section 4.6                                    Brokers.  Other than the Broker, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

Section 4.7                                    Seller Guarantees.  Except as set forth on Section 4.7 of the Disclosure Schedules, no Seller has guaranteed any obligations or Liabilities of the Company under any guarantee, letter of credit, bid bond or performance bond.

Section 4.8                                    Patriot Act.  Neither such Seller nor any beneficial owner of such Seller is (A) a person or entity designated by the U.S. Department of Treasury’s Office of Foreign Assets Control from time to time as a specially designated national or blocked person or similar status , or a person or entity described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001 or listed on the Annex (as amended to date) of such Executive Order, or (B) a person or entity otherwise identified by any government or legal authority as a person with whom Buyer or any of its constituents or affiliates are prohibited from transacting business.  For this Section 4.8, the term “any beneficial owner of such Seller” does not include any holder of a direct or indirect interest in such Seller through a publicly traded company whose shares are listed and traded on a United States national stock exchange.

Section 4.9                                    Amounts Owed to Sellers.  The Company does not owe and is not obligated to pay such Seller any amount, except for salary, employee benefits and bonuses, accrued prior to the Closing in the Ordinary Course.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements in this Article V are true and correct as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date.

Section 5.1                                    Organization and Authority of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.  Buyer has all necessary corporate power and authority to enter into this Agreement and each Buyer Ancillary Document, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement.  Buyer’s execution and delivery of this Agreement and each Buyer Ancillary Document, the performance by Buyer of its obligations under it and Buyer’s consummation of the contemplated transactions have been duly authorized by all requisite corporate action by Buyer.  Buyer has duly executed and delivered this Agreement and each Buyer Ancillary Document, and (assuming due authorization, execution and delivery by Sellers) this Agreement and each Buyer Ancillary Documents constitute Buyer’s legal, valid and binding agreement, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and the discretion of courts in granting equitable remedies.

Section 5.2                                    No Conflicts; Consents.  Buyer’s execution, delivery and performance of this Agreement and the Buyer Ancillary Documents, and Buyer’s consummation of the contemplated transactions and the fulfillment of and compliance with the terms and conditions hereof and thereof, do not or shall not: (A) result in a violation or breach of any provision of Buyer’s governing documents; (B) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer, or (C) except as set forth in Section 5.2 of the Disclosure Schedules, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, require the consent, notice or other action by any other Person under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel (1) any contract, agreement, permit, franchise, license or other instrument applicable to Buyer, or (2) any judgment, decree or order of any Governmental Authority to which Buyer is a party or is required by or regarding Buyer’s execution and delivery of this Agreement and consummating the contemplated transactions except in the cases of clauses (B) and (C), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the contemplated transactions.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or regarding Buyer in the execution and delivery of this Agreement and consummating the contemplated transactions, except for such filings required under the HSR Act and as set forth in Section 5.2 of the Disclosure Schedules, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the contemplated transactions.

Section 5.3                                    Investment Purpose.  Buyer is acquiring the Membership Interests solely for its own account for investment and not with a view to, or for offer or sale in connection with, any distribution thereof Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption and subject to state securities laws and regulations.  Buyer can bear the economic risk of holding the

Membership Interests for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risk of its investment.

Section 5.4                                    Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer.

Section 5.5                                    Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.6                                    Legal Proceedings.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.7                                    Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers and the Company for such purpose.  Buyer agrees that: (A) in entering into this Agreement and consummating the transactions contemplated, Buyer has relied solely on its own investigation and the express representations and warranties of the Sellers in this Agreement and Seller Ancillary Documents (including the related portions of the Disclosure Schedules), and (B) none of Sellers, Indemnifying Members, the Company, the Broker, the Member Representative, or any other Person has made any representation or warranty as to Sellers, the Company or this Agreement, except as set forth in this Agreement and Seller Ancillary Documents (including the related portions of the Disclosure Schedules).

Section 5.8                                    Patriot Act.  Buyer is not (A) a person or entity designated by the U.S. Department of Treasury’s Office of Foreign Assets Control from time to time as a specially designated national or blocked person or similar status, or (B) a person or entity described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001 or listed on the Annex (as amended to date) of such Executive Order, or (C) a person or entity otherwise identified by any government or legal authority as a person with whom Sellers or any of its constituents or affiliates are prohibited from transacting business.

ARTICLE VI.
COVENANTS

Section 6.1                                    Conduct of Business Before the Closing.  From the date of this Agreement until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, Sellers will, and will cause the Company to: (A) conduct the Business in the Ordinary Course, and (B) use best efforts to maintain and preserve intact the Company’s organization, business and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company.  From the date of this Agreement until the Closing Date, except as consented to in writing by Buyer, the Sellers will not cause or permit the Company to take any action that would cause any of the changes, events or conditions described in Section 3.7 to occur.

Section 6.2                                    Access to Information.  From the date of this Agreement until the Closing, the Indemnifying Members will, and will cause the Company to:  (A) afford Buyer and its Representatives reasonable access to and the right to inspect the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company; (B) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request, and (C) instruct the Company’s Representatives to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation is conducted during normal business hours after reasonable advance notice to the Indemnifying Members, under the supervision of the Indemnifying Members’ or the Company’s personnel and in such manner as not to interfere with the Company’s normal operations.  Buyer must direct all requests for access under this Section 6.2 exclusively to the Indemnifying Members or such other individuals as they may designate in writing from time to time.  Despite anything to the contrary in this Agreement, neither the Indemnifying Members nor the Company must disclose any information to Buyer if the Indemnifying Members decide such disclosure would:  (1) jeopardize any attorney-client or other privilege, or (2) contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  Before the Closing, with the prior Indemnifying Members’ written consent (which may be conditioned on the timing and their ability to accompany Buyer), which shall not be unreasonably withheld, Buyer may contact suppliers to, or employees, contractors or customers of the Company and may perform invasive or subsurface investigations of the Real Property.  Consent to conduct investigations of the Real Property may be conditioned on not disturbing the Company’s operations, obtaining the landlord’s consent and satisfying any requirements the landlord imposes (e.g., securing a bond, restoring the property, etc.).  Buyer will, and will cause its Representatives to, abide by the terms of the Confidentiality Agreement regarding any access or information provided under this Section 6.2.

Section 6.3                                    Supplement to Disclosure Schedules.  From time to time before the Closing, the Indemnifying Members may (but are not obligated to) supplement or amend the Disclosure Schedules regarding any matter arising or of which it becomes aware after the date of this Agreement (each a “Schedule Supplement”).  Any disclosure in any such Schedule Supplement is not considered to have cured any inaccuracy in or breach of any representation or warranty in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether the conditions in Section 7.2 have been satisfied.

Section 6.4                                    R&W Insurance Policy.  Before the Closing, Buyer must bind the R&W Insurance Policy.  The Member Representative and the Company will cooperate and provide reasonable assistance to Buyer in binding the R&W Insurance Policy as Buyer reasonably requests.  No later than on the Closing Date, Buyer must pay all costs and expenses required to ensure that the R&W Insurance Policy is effective as of Closing, including, if required by the insurer, the total premium, underwriting costs and brokerage commissions.  Buyer will take no action, or fail to take any action, that causes, or would reasonably be expected to cause, the R&W Insurance Policy not to be effective at Closing.  The R&W Insurance Policy must include a full and complete waiver of all rights of subrogation and any other forms of recovery against any Seller, including through claims of indemnity, recompensation, offset, contribution or otherwise form of recourse or right of action, except to the extent of such Seller’s willful or intentional misrepresentation or fraud.  From and after the Closing until the R&W Insurance Policy expires, Buyer and its Affiliates will not amend, waive or otherwise modify the subrogation provision of the R&W Insurance Policy in any manner adversely affecting any Seller or any of their respective Affiliates.

Section 6.5                                    Real Property Lease. Concurrently with the Closing, Buyer and Crest Marine Real Estate must enter into to an amendment and restatement of the Real Property Lease Agreement, substantially in the form attached hereto as Exhibit C (the “Amended and Restated Lease Agreement”).

Section 6.6                                    Closing Employment Agreement.  Concurrently with the Closing, Pat May must enter into an employment agreement with Buyer or one of its Affiliates, substantially in the form attached to this Agreement as Exhibit D (the “Closing Employment Agreement”).

Section 6.7                                    Non-Compete Agreements.  Concurrently with the Closing, Sellers and the Company will use commercially reasonable efforts to have each of the Company’s employees listed on Section 6.7 of the Disclosure Schedules enter into non-competition and non-solicitation agreements with Buyer, substantially in the forms attached to this Agreement as Exhibit E (the “Non-Compete Agreements”).

Section 6.8                                    Consulting Agreement.  Concurrently with the Closing, Patrick Fenton must enter into a consulting agreement with Buyer or one of its Affiliates, substantially in the form attached to this Agreement as Exhibit F (the “Consulting Agreement”).

Section 6.9                                    Non-Compete/Non-Solicitation.

(A)                               For a period of four (4) years commencing on the Closing Date (the “Restricted Period”), the Restricted Parties shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business (the “Restricted Business”) in North America (the “Territory”), (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant, or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company, on the one hand, and any customers, dealers or suppliers of the Company, on the other hand.  Notwithstanding the foregoing, each of the Restricted Parties may own, directly or indirectly, (1) equity in National Composites LLC, a Michigan limited liability company, and (2) solely as an investment, equity securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of equity securities of such Person.  The manufacture or sale of raw materials, parts or components to businesses engaged in the Business by National Composites LLC, a Michigan limited liability company, is not considered “assisting others in engaging in the Business” for purposes of the definition of “Restricted Business.”

(B)                               During the Restricted Period, Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except for solicitation pursuant to a general solicitation which is not directed specifically to any such employees, provided that the Company and its Affiliates may not hire any such employee as a result of such solicitation; provided, however, that nothing in this Section 6.9(B) shall prevent any Seller or any of their Affiliates from soliciting or hiring (i) any employee whose employment has been terminated by the Company or Buyer, or (ii) any time following the end of the Restricted Period or, if sooner, after one (1) year from the date of termination of employment, any employee whose employment has been terminated by the employee, or (iii) the employees set forth on Section 6.9(B) of the Disclosure Schedules, under the conditions set forth therein.

(C)                               During the Restricted Period, Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients, dealers or customers of the Company or potential clients, dealers or customers of the Company for purposes of diverting their business or services from of the Company.

(D)                               Each Seller acknowledges that a breach or threatened breach of this Section 6.9 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(E)                                The Sellers acknowledge that the restrictions contained in this Section 6.9 are reasonable (notwithstanding the fact that the terms of this Agreement or the Ancillary Documents could restrict him or her from earning income in the field in which he or she currently practices) and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 6.9 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.  The covenants contained in this Section 6.9 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.10                             Releases.  Effective as of the Closing, in consideration for the Purchase Price and the agreement and covenants of Buyer set forth in this Agreement, each Seller and each of its Affiliates hereby knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue Buyer and the Company, and their respective predecessors, successors, parents, subsidiaries and other Affiliates, and any of their respective current and former officers, directors, employees, agents, or representatives from and for any and all claims, causes of action, demands, suits, debts, obligations, Liabilities, damages, Losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Seller has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of Law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that such release shall not cover (A) any claims against Buyer arising under or relating to this Agreement, (B) any claims against Buyer unrelated to the Company, (C) any claims against Buyer or the Company arising under the Ancillary Documents, (D) any claims against the Company arising from his or her status as an employee of the Company that, in the Ordinary Course, should be paid following the Closing, whether for compensation, benefits or otherwise, or (E) any claims on behalf of National Composite LLC, a Michigan limited liability company, or Crest Marine Real Estate LLC, a Michigan limited liability company arising out of, relating to any payment due to such entities, that in the Ordinary Course, should be paid following the Closing, (items (A), (B), (C), (D) and (E) in this provision, the “Release Exceptions”).

Section 6.11                             Resignations; Employment Terminations.  On, and effective as of, the Closing Date, the Indemnifying Members will deliver to Buyer (A) written resignations of the Company’s managers and officers of the Company listed on Schedule 2.5(A)(4); and (B) the written termination of Patrick May’s Employment Agreement with the Company.

Section 6.12                             Employees; Benefit Plans.

(A)                               During the twelve (12) months following the Closing, Buyer will cause the Company to provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (1) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately before the Closing; (2) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company immediately before the Closing; (3) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Company immediately before the Closing, and (4) severance benefits that are no less favorable than the practice, plan or policy in effect for such Company Continuing Employee immediately before the Closing.

(B)                               Regarding any employee benefit plan maintained by Buyer or any subsidiary (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Buyer will cause the Company to recognize all service of the Company Continuing Employees with the Company as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service need not be recognized to the extent (1) such recognition would cause a duplication of benefits or (2) such service was not recognized under the corresponding Company Benefit Plan.

(C)                               This Section 6.12 binds and inures solely to the benefit of each party to this Agreement, and nothing in this Section 6.12, express or implied, confers on any other Person any rights or remedies from this Section 6.12.  Nothing in this Section, express or implied, may be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  Buyer and Sellers agree this Section 6.12 creates no right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature.

Section 6.13                             Insurance.  From and after the Closing, Sellers shall in good faith cooperate with Buyer and take all actions reasonably requested by Buyer that are necessary or desirable to permit Buyer to have available to it following the Closing the benefits (whether direct or indirect) of the Insurance Policies that are currently in force.  All costs relating to the actions described in this Section 6.13 shall be borne by Buyer.

Section 6.14                             Affiliate Loans.  The Sellers shall cause all Affiliate Loans to have been discharged and paid in full prior to or at the Closing.

Section 6.15                             SEC Compliance.  The Sellers shall (a) use their reasonable best efforts to cause the Company’s independent auditors (the “Company Auditors”) to deliver such representations, reports, historical financial information, other information, and consents as are requested by Buyer in order to comply with the rules and regulations of the SEC and other Laws applicable to Buyer, including Item 2.01 of Form 8-K and Rule 3-05 of Regulation S-X of the Securities Act of 1933, as amended, (b) use their reasonable best efforts to, and use their reasonable best efforts to cause the Company Auditors to, assist with and facilitate the preparation of the reviewed consolidated balance sheet of the Company as of June 30, 2018 and the related consolidated statements of income, stockholders’ equity and cash flows of the Company for the six month period then ended (such financial statements are collectively referred to herein as the “Reviewed Financial Statements”) prior to the sixtieth (60th) day following the Closing Date, and (c) if any items have been identified on Section 3.5(D) of the Disclosure Schedules, use their reasonable best  efforts to correct or reissue any of the Financial Statements to cause such Financial Statements to comply with GAAP and to use their reasonable best efforts to cause the Company Auditors to reissue any audit opinions or consents or to complete any further review work with respect to such Financial Statements prior to the sixtieth (60th) day following the Closing Date and (d) if any pro forma financial statements are required by such SEC rules and regulations or other Laws (the “Required Pro Forma Financials”), use their reasonable best efforts to, and use their reasonable best efforts to cause the Company Auditors to, assist with and facilitate the completion of such Required Pro Forma Financials prior to the sixtieth (60th) day following the Closing Date. All costs relating to the actions described in this Section 6.15, other than the actions set forth in subsection (c), shall be borne by Buyer.

Section 6.16                             Tax Matters.

(A)                               Tax Treatment.  It is the intent of the parties hereto that the purchase of the Membership Interests by Buyer from Sellers be treated, from the Sellers’ perspective, as a taxable sale of partnership interests by each such Seller and, from the Buyer’s perspective, as an acquisition of the assets of the Company by Buyer consistent with Revenue Ruling 99-6 (the intended U.S. federal income Tax treatment described in this sentence, the “Intended Tax Treatment”), and no such party shall take or cause the Company to take any action inconsistent with such intent unless required by applicable Law. The parties hereto shall prepare all applicable income Tax Returns and shall take all income Tax positions in a manner consistent with the Intended Tax Treatment unless otherwise required by applicable law.

(B)                               Purchase Price Allocation.  No later than thirty (30) days following the determination of the Final Closing Working Capital Statement, Buyer shall provide the Member Representative with an allocation of the Purchase Price and the liabilities of the Company (plus other relevant items) between those assets that are treated as inventory items and unrealized receivables within the meaning of Section 751 of the Code and those that are not (the “Purchase Price Allocation”).  The Buyer shall permit the Member Representative to review and comment on the Purchase Price Allocation.  If the Member Representative notifies Buyer in writing within ten (10) Business Days of receipt of Buyer’s proposed Purchase Price Allocation that the Member Representative objects to one or more of the items reflected in the Purchase Price Allocation, then the Member Representative and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Member Representative and Buyer are unable to resolve any dispute with respect to the Purchase Price Allocation within ten (10) Business Days following Buyer having received written notice of objection from the Member Representative, then such dispute shall be resolved by the Independent Accountants.  The fees of the Independent Accountants shall be allocated between Buyer and Sellers in the same proportion that the aggregate amount of disputed items that were determined in favor of the other party (as finally determined by the Independent Accountants) bears to the total amount of disputed items submitted by Buyer and the Member Representative. The Parties shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Purchase Price Allocation.

(C)                               Tax Periods Ending on or Before the Closing Date.

(1)                                 The Member Representative shall prepare or cause to be prepared (at Sellers’ expense) and file or cause to be filed all flow-through income Tax Returns (including IRS Form 1065) for taxable periods of the Company ending on or before the Closing Date that are filed after the Closing Date.  Each such income Tax Return shall be prepared in a manner consistent with past practice except as otherwise required by applicable Law and shall not include any election to be subject to the Revised Partnership Tax Audit Procedures, including by way of election under Section 301.9100-22T of the Treasury Regulations. The Member Representative shall provide a copy of each such Tax Return to Buyer at least thirty (30) days prior to the deadline for filing such Tax Return (taking into account any applicable extension of time for filing such Tax Return) for Buyer’s review and comment and shall consider in good faith any reasonable comments provided by Buyer within ten (10) days following Buyer’s receipt of such Tax Return.

(2)                                 Except for the Tax Returns described in Section 6.16(C)(1), Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date.  The Buyer shall be reimbursed by Sellers, on a joint and several basis, for all Taxes shown on such Tax Returns within fifteen (15) days after payment by Buyer or the Company of such Taxes, except to the extent such Taxes were reflected as a liability on the Final Closing Working Capital Statement and taken into account as an adjustment to the Purchase Price.

(D)                               Tax Periods Beginning Before and Ending After the Closing Date.  The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for any Tax period which begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”).  The Buyer shall be reimbursed by Sellers, on a joint and several basis, for an amount equal to the portion of such Taxes which relates to the portion of such Straddle Period ending on the Closing Date within fifteen (15) days after payment by Buyer or the Company of such Taxes, except to the extent such Taxes were reflected as a liability on the Final Closing Working Capital Statement.  For purposes of this Section 6.16(D), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.  Any credits relating to a Straddle Period shall be taken into account as though the relevant Straddle Period ended on the Closing Date.

(E)                                Preparation of Tax Returns.  Each Tax Return prepared under Section 6.16(C)(2) or Section 6.16(D) shall be prepared in a manner consistent with past practice except as otherwise required by applicable Law.  Buyer shall provide a copy of each such Tax Return to Member Representative at least thirty (30) days before the earlier of the date it is filed or the deadline to file it (taking into account any applicable extension of time for filing such Tax Return), and shall permit Member Representative to review and comment on such Tax Return prior to filing.  If Member Representative disputes any items reported on any such Tax Return, Buyer and the Member Representative will consult and resolve in good faith any issues arising from such review of and comment on such Tax Return.

(F)                                 Cooperation on Tax Matters.  The Company, Sellers and Buyer shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.16 and any audit, examination or other Litigation Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, examination or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Buyer and Sellers agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Transactions.

(G)                               Tax Sharing Agreements.  Any Tax sharing or allocation Contract with respect to or involving the Company shall have been terminated as of the date hereof and shall have no further effect for any Taxable year (whether the current year, a future year, or a past year).

(H)                              Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid when due 50% by Buyer, and 50% by Sellers.  Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  The Parties agree to use their reasonable efforts to obtain any applicable certificates that are necessary to reduce or eliminate such Taxes and fees.

Section 6.17                             Plant Closings and Mass Layoffs.  Buyer will not, and will cause the Company not to, take any action following the Closing that could cause WARN Act liability.

Section 6.18                             Manager and Officer Indemnification and Insurance.

(A)                               Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing for each Person who is now, or has been at any time before the date of this Agreement or who becomes before the Closing Date, an officer or manager of the Company, as provided in the Company’s Certificate of Formation or Operating Agreement, in each case on the date of this Agreement, or under any other agreements in effect on the date of this Agreement and disclosed in Section 6.18(A) of the Disclosure Schedules, survive the Closing Date and continue in full force and effect under their respective terms.

(B)                               Prior to the Closing, Sellers shall cause the Company to purchase and obtain an extended reporting period endorsement of the Company’s current policies of managers’ and officers’ liability insurance with at least the same coverage and amounts, and containing terms not less advantageous to the managers and officers of the Company than those of the Company’s current policies of managers’ and officers’ liability insurance, in each case regarding claims arising out of or relating to events, acts, omissions or other matters occurring or existing at or prior to the Effective Time

(including in connection with the approval of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated by this Agreement) for a period of six (6) years following the Effective Time (the “Tail M&O Policy”). The premium for such Tail M&O Policy is referred to herein as the “Tail Premium.”

(C)                               The obligations of Buyer and the Company under this Section 6.18 may not be terminated or modified so it adversely affects any manager or officer to whom this Section 6.18 applies without the consent of such affected manager or officer (it being agreed that the directors and officers to whom this Section 6.18 applies are third-party beneficiaries of this Section 6.18, each of whom may enforce this Section 6.18).

(D)                               If Buyer, the Company or any of their respective successors or assigns (1) consolidates with or merges into any other Person and is not the surviving entity or (2) transfers all or substantially all of its properties and assets to any Person, then, in either such case, proper provision must be made so the successors and assigns of Buyer or the Company, as the case may be, assume all of the obligations in this Section 6.18.

Section 6.19                             Confidentiality.  Buyer agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, under the Confidentiality Agreement, information provided to Buyer under this Agreement or in connection with the transactions contemplated by this Agreement.  If this Agreement is terminated before the Closing, the Confidentiality Agreement and this Section 6.19 nonetheless will continue in full force and effect.

Section 6.20                             Governmental Approvals and Other Third-party Consents.

(A)                               Buyer and Sellers, promptly, will use their reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities necessary for them to sign and deliver this Agreement and perform their obligations under it.  Buyer and Sellers will cooperate with each other promptly to seek to obtain all such consents, authorizations, orders and approvals.  Neither Buyer nor any Seller will willfully take any action with the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.  If required by the HSR Act and if the appropriate filing under the HSR Act has not been filed before the date of this Agreement, Buyer and Indemnifying Members agree to make an appropriate filing under the HSR Act regarding the transactions contemplated by this Agreement within five (5) Business Days and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material it may request under the HSR Act.

(B)                               Without limiting the generality of Buyer’s undertaking under this Section 6.20, Buyer will take all steps necessary to avoid or eliminate each impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party to enable Buyer and Sellers to close the transactions contemplated by this Agreement promptly, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it under this Agreement as required to be divested to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, that otherwise would have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement.  And, Buyer will defend through litigation on the merits any claim asserted in court by any party to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

(C)                               Before any analyses, appearance, meeting, discussion, presentation, memorandum, brief, filing, argument, or proposal is filed, submitted or attended by or on behalf of either Buyer or Seller in connection with the transactions contemplated in this Agreement to or before any Governmental Authority or the staff or regulators of any Governmental Authority, Buyer and Seller agree to disclose such filing, submission or attendance to the other.  To avoid doubt, Sellers and the Company do not have to share with Buyer any interactions between Sellers or the Company with Governmental Authorities in the Ordinary Course, and neither party must disclose to the other any disclosure not permitted by Law or any disclosure containing confidential information.  Buyer and Sellers (through the Indemnifying Members) intend to consult and cooperate with one another, and consider in good faith the views of one another, in any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals.  Buyer and Seller will give the other party notice of any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with sufficient time and detail to provide the other party the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(D)                               Sellers and Buyer will use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties described in Section 4.2 and Section 5.2 of the Disclosure Schedules and all notices to and consents from third parties as required under the Material Contracts that are marked with an asterisk on Section 3.8 of the Disclosure Schedules; but Sellers do not have to pay any consideration for the consent or approval of any third party.

Section 6.21                             Books and Records.

(A)                               To facilitate the resolution of any claims made against or incurred by Sellers before the Closing, or for any other reasonable purpose, for seven (7) years after the Closing, Buyer must:

(1)                                 retain the Company’s books and records (including personnel files) to the extent relating to periods prior to the Closing; and

(2)                                 on reasonable notice, afford the Member Representative reasonable access (including the right to make, at the requesting Sellers’ expense, photocopies), during normal business hours, to such books and records.

(B)                               To facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for seven (7) years following the Closing, Sellers must:

(1)                                 retain any books and records (including personnel files) relating to the Company for periods prior to the Closing Sellers may have; and

(2)                                 on reasonable notice, afford Buyer, the Company or their Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(C)                               Neither Buyer nor Sellers must provide the other with access to any books or records (including personnel files) under this Section 6.21 where such access would violate any Law.

Section 6.22                             Closing Conditions.  Until the Closing, Buyer and Sellers, must, and Sellers will cause the Company to, use commercially reasonable efforts to take such actions as are necessary to satisfy the closing conditions in Article VII below expeditiously.

Section 6.23                             Public Announcements.  Following the date hereof, Buyer may issue such press releases or public announcements and make such other public disclosures related to this Agreement or the transactions contemplated hereby as it determines are required or deems appropriate, provided, however, that Buyer shall provide copies of such public announcements to the Member Representative before they are released and afford the Member Representative the opportunity to comment on them before they are released.  None of the Company, the Sellers or the Member Representative shall issue or make any report, statement or release to the public (including employees, customers and suppliers of the Company or its Affiliates) with respect to this Agreement or the transactions contemplated by this Agreement without the consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 6.24                             Further Assurances.  Following the Closing, Buyer and Sellers will execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out this Agreement and give effect to the contemplated transactions.

Section 6.25                             Member Representative.

(A)                               Appointment of Member Representative.  By executing and delivering this Agreement, each Seller irrevocably appoints Patrick Fenton to serve as the Member Representative with power of designation and assignment as his or its true and lawful attorney-in-fact and agent with full power of substitution, to act for and on behalf of, and in the name of, such Seller with the full power, without the consent of such Seller, to exercise as the Member Representative in his sole discretion deems appropriate, the powers such Seller could exercise under this Agreement and to take all actions necessary or appropriate in the judgment of the Member Representative in connection with this Agreement and the transactions contemplated in this Agreement.  Without limiting the generality of the foregoing, each Seller irrevocably grants the Member Representative full power and authority:  (1) to give and receive notices and communications relating to the transactions and other matters contemplated by this Agreement; (2) to execute and deliver, on behalf of such Seller, and to accept delivery of, on behalf of such Seller, such documents as may be deemed by the Member Representative, in his sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement; (3) to make decisions on behalf of such Seller with respect to the transactions contemplated by this Agreement, including regarding (a) indemnification claims, (b) amendments to this Agreement or any other document delivered under it, and (c) the defense of Third Party Claims that may be the subject of indemnification claims, and to negotiate, enter into settlements and compromises of, and demand litigation or arbitration with respect to such Third Party Claims for indemnification; (d) to receive funds, make payments of funds, and give receipts for funds or to receive funds for the payment of expenses of Sellers or to deposit such funds in such accounts as the Member Representative deems appropriate and apply such funds in payment for such expenses; (e) to enforce, on behalf of such Seller, any claim against Buyer arising under this Agreement; (f) to engage attorneys, accountants and other agents at the expense of Sellers; (g) to amend this Agreement (other than this Section 6.25(A)) or any of the instruments to be delivered to Buyer by such Seller pursuant to this Agreement; and (h) to give such instructions and to take such action or refrain from taking such action, on behalf of such Seller, as the Member Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of this Agreement, including the exercise of all rights granted to Sellers under this Agreement.  Buyer may rely exclusively on any notices and other acts of the Member Representative as being legally binding acts of each Seller individually and Sellers collectively.  For purposes of clarity, any decision or action by the Member Representative constitutes a decision or action of all Sellers is final and binding on all Sellers.  No Seller may object to, dissent from, protest or otherwise contest Member Representative’s decision or action under this Section 6.25.  The appointment and power of attorney granted by each Seller to the Member Representative is deemed coupled with an interest and all authority conferred is irrevocable whether by death or incapacity of any such Seller or the occurrence of any other event or events.

(B)                               Limitation on Liability; Release.  Each Seller acknowledges and agrees that the Member Representative is not liable to Sellers or Buyer for any act the Member Representative does or fails to do under this Agreement.  The Sellers severally and not jointly (in accordance with their pro rata Membership Interests immediately before the Closing (“Pro Rata Share”) indemnify the Member Representative and hold him harmless against any Losses incurred without gross negligence or bad faith (as determined by a court of competent jurisdiction) on the Member Representative’s part and arising out of or in connection with his acceptance or administration of his duties under this Agreement.  Each Seller’s obligation with respect to the Member Representative under this Section 6.25(B) survives the Closing and continues indefinitely (and does not merge into any instrument of conveyance or limited in duration by any applicable statute of limitations or otherwise).

(C)                               Expense Reimbursement.  The Member Representative will receive no compensation for service as such.  At the Closing, from the Purchase Price received by him, the Member Representative will set aside in escrow with the Closing Escrow Agent $500,000 (“Expense Amount”).  The Member Representative may use the Expense

Amount and any earnings on it to pay for any expenses, fees (including fees of counsel, accountants and other advisors), charges and liabilities incurred by Member Representative in performing or discharging his duties under this Section 6.25.  If the cost of such expenses, fees, charges or liabilities exceeds the Expense Amount, Sellers agree to and will reimburse and pay, and to indemnify and hold harmless, the Member Representative for their Pro Rata Share of any out-of-pocket, independent, third-party fees and expenses (including fees and expenses of counsel, accountants and other advisors) incurred by the Member Representative arising out of or in connection with the acceptance or administration of the Member Representative’s duties under this Agreement and the performance of any obligations of Sellers contemplated by this Agreement, including the reasonable costs and expenses incurred by the Member Representative in defending against any claim or liability.  The Member Representative may withhold and set off against any amount otherwise due to be paid to any Seller under this Agreement the amount of any such fees and expenses.

(D)                               Replacement of Member Representative.  If the Member Representative dies, becomes disabled or otherwise is unable or unwilling to fulfill his responsibilities under this Section 6.25, Sellers (or their heirs, executors, successors or assigns, as applicable), by majority vote of their respective interests in accordance with their respective Pro Rata Shares, within ten (10) days after such event, appoint a successor who becomes the “Member Representative” for purposes of this Agreement.

Section 6.26                             Data Room Copy.  At least two (2) business days prior to the Closing, Sellers shall deliver to Buyer two (2) flash drives, each containing copies of all of the documents contained in the Data Room.

Section 6.27                             No Solicitation.  From the date hereof through the earlier of (i) the Closing Date, and (ii) the termination of this Agreement pursuant to Article IX, Sellers will not, and will cause the Company and its Affiliates not to, through any officer, director, manager or agent of any of them or otherwise, discuss or pursue with any third party a possible sale, recapitalization, liquidation, merger or other disposition of the Company or its business by any means (other than the transaction contemplated by this Agreement), including by sale of any Equity Securities or any material assets of the Company or any material interest therein, or provide any information to any other third party in connection therewith.

Section 6.28                             Cooperation Regarding Financing.  Prior to the Closing Date, the Company shall, at the sole cost and expense of Buyer, use reasonable best efforts, and shall use reasonable best efforts to cause its Representatives to use their reasonable best efforts, to provide to Buyer all cooperation reasonably requested by Buyer in connection with the arrangement and syndication of its debt financing, including, at the reasonable request of Buyer, the following: (i) causing the Company’s management teams, at reasonable and mutually agreed times and upon reasonable notice, to participate in (including by preparing for) a reasonable number of in-person or telephonic meetings and due diligence sessions with prospective lenders, (ii) providing any required information reasonably available to the Company or its Representatives and necessary for the preparation of appropriate and customary materials for bank information memoranda and other customary marketing and syndication materials required in connection with debt financing, together with customary authorization letters to the financing sources of debt financing, (iii)

providing any required information reasonably available to the Company or its Representatives in compliant form and assisting in the preparation, negotiation, execution and delivery of definitive financing documentation and the schedules thereto (including loan agreements, guarantees, collateral agreements, control agreements, hedging arrangements, legal opinions and officer’s certificates (including a customary solvency certificate of the chief financial officer of the Company)) (iv) facilitating the pledging of collateral (including permitting the evaluation of assets and, to the extent reasonable and customary, obtaining landlord waivers, estoppels, surveys, appraisals, title insurance and similar items), provided, that no pledge shall be effective until the Closing Date, (v) using commercially reasonable efforts to cause accountants to consent to the use of their reports in any material relating to the financing, (vi) furnishing Buyer and its financing sources promptly, and in any event within five (5) days prior to the Closing Date, with all documentation and other information reasonably available to the Company or its Representatives required by regulatory authorities and relating to the Company under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by Buyer at least ten (10) days prior to the Closing Date, and (vii) causing the taking of corporate and other actions by the Company reasonably necessary to permit the consummation of debt financing on the Closing Date and to permit the proceeds thereof to be made available to Buyer as of the Closing Date.  The Company consents to the reasonable use of the Company’s logos in connection with any debt financing in a manner customary for such financing transactions; provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Affiliates or the reputation, goodwill, products, services, offerings or trademarks of the Company or any of its Affiliates.  Buyer shall indemnify and hold harmless the Sellers, the Company and each of their respective directors, managers, members, partners, shareholders, officers, employees, representatives and advisors (each, a “Financing Indemnitee”), from and against any and all losses, damages, claims, penalties, costs and expenses suffered or incurred by any of them in connection with the Company’s cooperation and assistance with respect to any debt financing or the provision of any information utilized in connection therewith, except to the extent suffered or incurred solely as a result of the bad faith, gross negligence or willful misconduct by the Company before Closing or by any other Financing Indemnitee as determined in a final, non-appealable judgment of a court of competent jurisdiction.  Buyer shall from time to time, promptly upon request by the Company, reimburse the Company for all of its reasonable and documented out-of-pocket costs and expenses incurred by the Company in connection with this Section 6.28.

Section 6.29                             Further Actions.  As soon as is reasonably practicable following the date hereof and prior to the Closing Date, the Sellers will take the actions set forth on Section 6.29(A) of the Disclosure Schedules.  As soon as is reasonably practicable following the Closing Date, Buyer and the Sellers, as applicable will take the actions set forth on Section 6.29(B) of the Disclosure Schedules.

ARTICLE VII.
CONDITIONS TO CLOSING

Section 7.1                                    Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement are subject to each of these conditions being satisfied at or before the Closing:

(A)                               If required, Buyer and Sellers filing a Premerger Notification under the HSR Act, and the waiting period and any extensions expiring or terminating.

(B)                               No Governmental Authority having enacted, issued, promulgated, enforced or entered any Governmental Order making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of such transactions to be rescinded following their consummation.

(C)                               Sellers having received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.2 and Buyer having received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.2, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval having been revoked.

Section 7.2                                    Conditions to Obligations of Buyer.  Buyer does not have to consummate the transactions contemplated by this Agreement unless these conditions are satisfied at or before the Closing, or Buyer waives any condition not satisfied:

(A)                               Sellers’ representations and warranties in Article IV and the representations and warranties regarding the Company in Article III must be true and correct as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which must be true and correct as of that specified date), unless the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect; provided, that the Company Fundamental Representations and the Seller Fundamental representations must be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which must be true and correct as of that specified date).

(B)                               Sellers must have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them before or on the Closing Date.

(C)                               Buyer must have received all of the Seller Deliveries pursuant to Section 2.5(A).

Section 7.3                                    Conditions to Obligations of Sellers.  Sellers do not have to consummate the transactions contemplated by this Agreement unless these conditions are satisfied at or before the Closing, or the Member Representative waives any condition not satisfied:

(A)                               Buyer’s representations and warranties in Article V must be true and correct as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which must true and correct as of that specified date), unless the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated.

(B)                               Buyer must have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it before or on the Closing Date.

(C)                               Seller must have received all of the Buyer Deliveries pursuant to Section 2.5(B).

(D)                               Buyer must have delivered the Closing Date Payment by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days before the Closing Date by the Member Representative in a written notice to Buyer.

ARTICLE VIII.
INDEMNIFICATION

Section 8.1                                    Survival.  Subject to the limitations and other provisions of this Agreement, the representations, warranties, covenants, obligations and agreements contained in this Agreement and the Ancillary Documents will survive the Closing for purposes of this Article VIII as follows:

(A)                               all covenants, agreement or obligations of the parties to this Agreement will survive the Closing indefinitely, or for such shorter period as is applicable in accordance with their respective express terms;

(B)                               Section 3.1 (Organization of the Company), Section 3.2 (Capitalization), Section 3.3 (Absence of Restrictions and Conflicts), Section 3.4 (No Subsidiaries), Section 3.28 (Taxes) and Section 3.30 (Brokers) (collectively, the “Company Fundamental Representations”) will survive the Closing indefinitely; provided, that Section 3.28 (Taxes) will survive for the applicable statute of limitations period (giving effect to any waiver, mitigation or extension) plus 60 days;

(C)                               Section 4.1 (Authority of Sellers), Section 4.2 (No Conflicts; Consents), Section 4.3 (Ownership of Membership Interest), Section 4.4 (Agreements with the Company), Section 4.6 (Brokers) and any representations of the Sellers in the Seller Ancillary Documents (collectively, the “Seller Fundamental Representations”) will survive the Closing indefinitely;

(D)                               Section 5.1 (Authority of Buyer), Section 5.2 (No conflicts; Consents), Section 5.3 (Investment Purpose) and Section 5.4 (Brokers) survive the Closing indefinitely; and

(E)                                all other representations and warranties contained herein and contained in the Ancillary Documents will survive for twelve (12) months following the Closing Date.

Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party before the applicable survival period expiration date are not barred by the expiration of such survival period and such claims survive until finally resolved.

Section 8.2                                    Indemnification By Indemnifying Members.  Subject to the other terms of this Article VIII, the Indemnifying Members will, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnified Parties from, against, and in respect of, any and all claims, Legal Proceedings, Liabilities, obligations, damages, Losses, costs, expenses, penalties, fines and judgments (at equity or at Law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) (but excluding punitive damages) arising out of or relating to:

(A)                               any breach or inaccuracy of any representation or warranty made by the Company or any Indemnifying Member in this Agreement or any Seller Ancillary Document (for purposes of this Section 8.2(A), such representations and warranties shall be read without reference to materiality, Material Adverse Effect or similar monetary and non-monetary limitations or qualifications);

(B)                               any breach or non-fulfillment of any covenant, agreement or obligation made by the Company or any Indemnifying Members in this Agreement or any Ancillary Document;

(C)                               (i) claims made in current or pending Legal Proceedings against the Company or its employees, agents or representatives in their capacities as such, or its properties, or (ii) current, pending or future claims arising out of or relating to Legal Proceedings that are or should have been set forth in Section 3.22(A) of the Disclosure Schedules and Section 3.22(B) of the Disclosure Schedules;

(D)                               (i) claims by any Seller or other holder of Equity Securities of the Company against the Company existing as of the Closing Date, other than claims constituting a Release Exception, or (ii) claims by any purported holder of Equity Securities relating to entitlement to payment of all or any portion of the Purchase Price under this Agreement;

(E)                                any willful and intentional misrepresentation or fraud by the Company, any Seller or any representative of the foregoing related to the transactions contemplated by this Agreement;

(F)                                 the matters described on Section 8.2 of the Disclosure Schedules; and

(G)                               the Closing Date Indebtedness or Transaction Expenses to the extent not paid on or prior to the Closing Date.

Section 8.3                                    Indemnification By Sellers.  Subject to the other terms of this Article VIII, Sellers, severally and not jointly, will indemnify, defend Buyer Indemnified Parties and hold Buyer Indemnified Parties harmless, from, against and in respect of all Losses incurred or sustained by, or imposed on, Buyer Indemnified Parties based on, arising out of, regarding or from:

(A)                               any breach or inaccuracy of any representation or warranty made by such Seller in this Agreement or in any Seller Ancillary Document (for purposes of this Section 8.3(A), such representations and warranties shall be read without reference to materiality, Material Adverse Effect or similar monetary and non-monetary limitations or qualifications);

(B)                               any breach or non-fulfillment of any covenant, agreement or obligation made by such Seller in this Agreement or any Seller Ancillary Document; and

(C)                               any willful and intentional misrepresentation or fraud by any such Seller or any Representative such Seller related to the transactions contemplated by this Agreement.

The Losses of Buyer Indemnified Parties described in Section 8.2 and this Section 8.3 as to which Buyer are entitled to indemnification are collectively referred to as “Buyer Losses”.

Section 8.4                                    Indemnification By Buyer.  Subject to the other terms of this Article VIII, Buyer will indemnify, defend and hold Seller Indemnified Parties harmless, from, against and in respect of all Losses incurred or sustained by, or imposed on, Seller Indemnified Parties based on, arising out of, regarding or from:

(A)                               any inaccuracy in or breach of any representation or warranty of Buyer in this Agreement or any Buyer Ancillary Document;

(B)                               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer under this Agreement or any Buyer Ancillary Document; and

(C)                               any third-party claims (including claims made by any Governmental Authority) arising from the Company’s business from and after the Closing Date.

The Losses of Seller Indemnified Parties described in this Section 8.4 as to which Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses”.

Section 8.5                                    Certain Limitations.  The party making a claim under this Article VIII is the “Indemnified Party,” and the party against whom such claim is asserted under this Article VIII is the “Indemnifying Party.”  The indemnification provided for in Section 8.2, Section 8.3 and Section 8.4 are subject to these limitations:

(A)                               the Indemnifying Party will not be liable to the Indemnified Party for indemnification under Section 8.2(A), Section 8.3(A) or Section 8.4(A), until the aggregate amount of all Losses otherwise indemnified against in Section 8.2(A), Section 8.3(A), or Section 8.4(A) exceeds Six Hundred Thousand Dollars $600,000.00 (the “Deductible”), in which event the Indemnifying Party is required only to pay or be liable for Losses in excess of the Deductible.  The Indemnifying Party will not be liable to the Indemnified Party for indemnification under Section 8.2(A), Section 8.3(A) or Section 8.4(A) for any individual or series of related Losses that do not exceed $15,000 (the “De Minimis”), no such Losses will be indemnified under Section 8.2(A), Section 8.3(A) or Section 8.4(A) or counted toward the Deductible.

(B)                               Notwithstanding anything to the contrary set forth herein, Buyer’s sole recourse against the Indemnifying Members hereunder for all Losses indemnified against in Section 8.2(A) and Section 8.3(A), other than Losses based on, arising out of, regarding or from any inaccuracy in or breach of any Company Fundamental Representation or Seller Fundamental Representation, shall be recovery from the Indemnification Escrow Fund, up to an aggregate amount equal to the Indemnification Escrow Amount, provided that Buyer may seek recovery for all Losses indemnified against in Section 8.2(A) and Section 8.3(A), other than Losses based on, arising out of, regarding or from any inaccuracy in or breach of any Company Fundamental Representation or Seller Fundamental Representation, under the R&W Insurance Policy, subject to the terms and conditions of the R&W Insurance Policy.  For the avoidance of doubt, all Losses based on, arising out of, regarding or from any items identified in Section 8.2 (other than Section 8.2(A)) or Section 8.3 (other than Section 8.3(A)) that are not covered under the R&W Insurance Policy, including any inaccuracy in or breach of any Company Fundamental Representation or Seller Fundamental Representation or any willful or intentional misrepresentation or fraud, shall be recoverable as set forth in Section 8.5(C) below.

(C)                               Subject to Section 8.5(B), any amount payable by the Indemnifying Members to Buyer under this Article VIII shall first be satisfied from the Indemnification Escrow Fund.  If the Indemnification Escrow Fund has been exhausted, is unavailable or is insufficient to satisfy in full the amount payable by the Indemnifying Members hereunder, Buyer may recover such amounts directly from the Indemnifying Members, on a joint and several basis, subject to the limitations set forth herein.  Subject to Section 8.5(B), any amount payable by any Seller to Buyer under this Article VIII shall first be satisfied from the Indemnification Escrow Fund.  If the Indemnification Escrow Fund has been exhausted, is unavailable or is insufficient to satisfy in full the amount payable by such Seller hereunder, Buyer may recover such amounts directly from such Seller, subject to the limitations set forth herein.  Any claim under the Indemnification Escrow Fund must be made pursuant to the terms of the Escrow Agreement.

(D)                               The aggregate amount of all Losses for which an Indemnifying Party is liable under this Agreement shall be limited to the Purchase Price.

(E)                                Each Indemnified Party must take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss on learning of any event or circumstance reasonably expected to, or causing a Loss, including by using commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements, provided, that such efforts shall not require an Indemnified Party to commence litigation against an insurance provider or other third party.

(F)                                 No Losses may be claimed under Section 8.2 or Section 8.3 by any Indemnified Party to the extent such Losses are included in the calculation of any adjustment to the Purchase Price under Section 2.3.

Section 8.6                                    Indemnification Procedures.

(A)                               Third-Party Claims.  If any Indemnified Party receives notice that any action, suit, claim or other Legal Proceeding is being made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party regarding which the Indemnifying Party must provide indemnification under this Agreement, the Indemnified Party must give the Indemnifying Party prompt written notice.  Failure to give such prompt written notice does not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent of any actual prejudice suffered by the Indemnifying Party as a direct result of such failure.  The Indemnified Party must describe the Third-Party Claim in reasonable detail and indicate the estimated amount, if reasonably determinable, of the Loss that has been or may be sustained by the Indemnified Party.

(B)                               Subject to the Indemnifying Party’s right to elect to defend provided below, the Indemnified Party shall have the right to direct, through counsel of its own choosing reasonably satisfactory to the Indemnifying Party, the defense or settlement of any Third Party Claim, and the cost of such defense or settlement shall be at the expense of the Indemnifying Party if such Third Party Claim is a claim as to which Buyer Indemnified Party is entitled to Indemnification.  If the Indemnified Party elects to assume the defense of any such claim or proceeding, the Indemnifying Party may participate in such defense, at its own expense.  The Indemnifying Party may not settle any Third Party Claim in any way that could reasonably be expected to prejudice the Indemnified Party in any material respect without first having received the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Likewise, the Indemnified Party may not settle any Third Party Claim without first having received the consent of the Indemnifying Party which will not be unreasonably withheld, conditioned or delayed.  The Indemnifying Party and Indemnified Party shall provide the other Party with access during normal business hours to its records and personnel relating to any such claim, assertion, event or proceeding and shall otherwise cooperate in the defense or settlement thereof (provided that such access and cooperation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of either party).  If the Indemnifying Party elects to direct the defense of any such Third Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of the claim or demand arising therefrom, unless the Indemnifying Party consents in writing to such payment, such consent not to be unreasonably withheld, unless a final judgment from which no appeal may be taken by or on behalf of the Indemnified Party is entered against the Indemnified Party for such Third Party Claim.  If any such payment is made, and if the Indemnifying Members’ are liable for such matter pursuant to this Article VIII,  such payment, subject to the limitations contained in this Article VIII, shall constitute a Loss includable in Buyer Losses or Seller Losses (as applicable) for purposes of Section 8.2 and Section 8.3, or Section 8.4, respectively.  Notwithstanding the foregoing, the Indemnifying Party may elect to defend, at the Indemnifying Party’s expense, any Third Party Claim that satisfies each of the following conditions:  (i) the Third Party Claim will not have a materially adverse effect on the Business, (ii) involves only a claim for, or can be resolved solely by payment of, monetary damages, (iii) the Indemnifying Party has acknowledged in writing responsibility for the expenses associated with defending the Third Party Claim, (iv) the

Indemnified Party reasonably believes that the Indemnifying Party can adequately represent the interests of the Indemnified Party, and (v) Buyer Losses in connection with such Third Party claim are not reasonably expected to exceed the maximum amount for which the Indemnified Party would be liable pursuant to Section 8.5.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a Third Party Claim pursuant to Section 8.6(A) that the Indemnifying Party elects to undertake the defense thereof, or if, after commencing or undertaking the defense of any Action, fails to prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof.

(C)                               Direct Claims.  In the event an Indemnified Party claims a right to payment pursuant to a this Agreement, other than pursuant to a Third Party Claim in accordance with Section 8.6(A), such Indemnified Party will send prompt written notice of such claim to the appropriate Indemnifying Party.  The failure by any Indemnified Party so to notify the Indemnifying Party will not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent of any actual prejudice suffered by the Indemnifying Party as a direct result of such failure.  The Indemnified Party must describe the claim in reasonable detail and indicate the estimated amount, if reasonably determinable, of the Loss that has been or may be sustained by the Indemnified Party.  In the event the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnifying Party disputes its Liability to the Indemnified Party under this Article VIII or the amount thereof, the claim specified by the Indemnified Party in such notice will be (subject to the limitations provided in this Article VIII) conclusively deemed a Buyer Loss or Seller Loss (as the case may be) of the Indemnifying Party under this Article VIII, and the Indemnifying Party will (subject to the limitations provided in this Article VIII,) pay the amount of such Buyer Loss or Seller Loss (as the case may be) to the Indemnified Party owed pursuant to this Article VIII to the Indemnified Party on demand or, in the case of any notice in which the amount of Buyer Loss or Seller Loss (as the case may be) (or any portion of the claim) is estimated, on such later date when the amount of such Buyer Loss or Seller Loss (as the case may be) to the Indemnified Party owed pursuant to this Article VIII becomes finally determined.  If the Indemnifying Party has timely disputed its liability with respect to such Buyer Loss or Seller Loss (as the case may be) or the amount thereof as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final non-appealable determination of the merits and amount of such claim, the Indemnifying Party will pay (subject to the limitations provided in this Article VIII) to the Indemnified Party in immediately available funds an amount equal to the portion of such claim that is determined to be owed pursuant to the Indemnified Party  to the terms of this Agreement.

Section 8.7                                    Tax Treatment of Indemnification Payments.  Buyer and Sellers will treat all indemnification payments made under this Agreement as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.8                                    Exclusive Remedies.  Subject to Section 10.11, the parties agree that their sole remedy regarding claims (other than claims arising from a party’s intentional fraud in the transactions contemplated by this Agreement) for breach of any representation, warranty, covenant, agreement or obligation under this Agreement or otherwise relating to its subject matter, including for matters related to the Closing Employment Agreements or the Non-Compete Agreements, is under the indemnification provisions in this Article VIII.  Each party waives, to the fullest extent permitted under Law, all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation in this Agreement or otherwise relating to its subject matter it may have against the other parties and their Affiliates and each of their respective Representatives arising under or based on any Law, except under the indemnification provisions in this Article VIII.  Nothing in this Section 8.8 limits any Person’s right to obtain any equitable relief to which any Person is entitled under Section 10.11 or to seek any remedy because of a party’s intentional fraud.

Section 8.9                                    Limitations.  Notwithstanding anything herein to the contrary, for purposes of determining an Indemnifying Party’s liability under this Article VIII for any Losses, appropriate reductions shall be made to reflect (a) any third-party insurance proceeds that have been actually recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification (net of the expenses of recovery thereof, any deductible, unrecovered amounts or any other costs or Taxes incurred in collecting such amounts, including any premium increases or other reasonable out-of-pocket costs incurred in procuring such recovery), and (b) the amount of any net Tax benefit actually realized by the Indemnified Party through a reduction in Taxes otherwise due as a result of the incurrence of such Losses by the Indemnified Party in the taxable year in which such Losses were incurred. Notwithstanding the foregoing, nothing in this Agreement will limit the right of Buyer Indemnified Parties to make claims against the R&W Insurance Policy.

ARTICLE IX.
TERMINATION

Section 9.1                                    Termination.  This Agreement may be terminated before the Closing:

(A)                               by the mutual written consent of Sellers and Buyer;

(B)                               by Buyer by written notice to Sellers if:

(1)                                 Buyer is not then in material breach of any provision of this Agreement, which such breach would prevent satisfaction of any of Sellers’ conditions to Closing hereunder (and such conditions have not been waived by Sellers), or if capable of being cured, has not been cured by November 30, 2018 (the “Drop Dead Date”) and:

(a)                                 Sellers have failed to consummate the Closing when required in accordance with this Agreement; or

(b)                                 there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers under this Agreement that would prevent the satisfaction of any condition to the obligations of Buyer at the Closing (and such conditions have not been waived by Buyer) and such breach, inaccuracy or failure cannot be cured by Sellers by the Drop Dead Date, or if capable of being cured, has not been cured prior to the earlier of (i) ten (10) days after written notice thereof from Buyer and (ii) the Drop Dead Date; or

(2)                                 any of the conditions in Section 7.1 or Section 7.2 are not fulfilled by the Drop Dead Date, unless such failure is due to Buyer’s failure to perform or comply with the covenants, agreements or conditions to be performed or complied with by it before the Closing;

(C)                               by Sellers by written notice to Buyer if:

(1)                                 Sellers are not then in material breach of any provision of this Agreement, which such breach would prevent satisfaction of any of Buyer’s conditions to Closing hereunder (and such conditions have not been waived by Buyer), or if capable of being cured, has not been cured by the Drop Dead Date and:

(a)                                 Buyer has failed to consummate the Closing when required in accordance with this Agreement; or

(b)                                 and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer under this Agreement that would prevent the satisfaction of any condition to the obligations of Sellers at the Closing (and such conditions have not been waived by Sellers) and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date, or if capable of being cured, has not been cured prior to the earlier of (i) ten (10) days after written notice thereof from Sellers and (ii) the Drop Dead Date; or

(2)                                 any of the conditions in Section 7.1 or Section 7.3 are not fulfilled by the Drop Dead Date, unless such failure is due to Sellers’ failure to perform or comply with the covenants, agreements or conditions to be performed or complied with by them (or by the Member Representative) before the Closing; or

(D)                               by Buyer or Sellers if:

(1)                                 any Law makes consummating the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(2)                                 any Governmental Authority has issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order is final and non-appealable.

Section 9.2                                    Effect of Termination.  If this Agreement is terminated by Buyer or Sellers pursuant to Section 9.1, this Agreement will be void and of no further force or effect except that this Section 9.2 (Effect of Termination), Section 6.23 (Public Announcements), Section 6.19 (Confidentiality) and Article X (Miscellaneous) shall survive the termination of this Agreement and shall be enforceable by the parties hereto.  Notwithstanding the foregoing, nothing in this Agreement shall relieve any party from liability for its intentional breach of its covenants set forth in this Agreement.

ARTICLE X.
MISCELLANEOUS

Section 10.1                             Expenses.  Except as otherwise provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the contemplated transactions will be paid by the party incurring such costs and expenses, whether or not the Closing occurs; provided that (a) Buyer is responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act, (b) Buyer and the Member Representative shall each pay or cause to be paid to the Escrow Agent, respectively, an amount equal to fifty percent (50%) of the aggregate fees and expenses of the Escrow Agent, and (c) Sellers must pay all amounts payable to Broker.

Section 10.2                             Notices.  All notices, requests, consents, claims, demands, waivers and other communications permitted or required in this Agreement must be in writing and are considered given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at these addresses (or at such other address for a party as specified in a notice given in accordance with this Section 10.2):

If to Sellers:	c/o Patrick Fenton 1732 Crooks Rd. Troy, Michigan 48084 Facsimile: (248) 569-2100 E-mail: pfenton@rainbowccc.com

with a copy to:	Jaffe Raitt Heuer & Weiss, Professional Corporation 27777 Franklin Road Suite 2500 Southfield, Michigan 48034 Facsimile: 248.351.3082 E-mail: asherbin@jaffelaw.com Attention: Aaron H. Sherbin

If to Buyer:	MCBC Holdings, Inc. 100 Cherokee Cove Drive Vonore, Tennessee 37885 E-mail: terry.mcnew@mastercraft.com Attention: Terry D. McNew

with a copy to:	King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, Georgia 30309 E-mail: ktownsend@kslaw.com Attention: Keith M. Townsend, Esq.

Section 10.3                             Interpretation.  For purposes of this Agreement: (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and are deemed to be followed by the words “without limitation”, (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision or Section of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s), (f) the terms “year” and “years” mean and refer to calendar year(s), (g) the term “or” has the inclusive meaning represented by the phrase “and/or”, (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if” and (i) unless set forth specifically otherwise, the settlement of all payments hereunder shall be made in Dollars.  Unless the context otherwise requires, references: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to this Agreement, (ii) to an agreement (including this Agreement), instrument or other document means such agreement, instrument or other document, or replacement or predecessor thereto, as amended, supplemented and modified from time to time to the extent permitted by its provisions, and includes and incorporates all exhibits, schedules and other attachments thereto, and (iii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.  This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to in this Agreement are to be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth in it.  Any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends.  Whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day.  References to any Person include the successors and permitted assigns of that Person.  Where the term “made available” is used in this Agreement, it means, with respect to any document or information, that the same has been made available or otherwise accessible to Buyer by means of the “Project Cruise” virtual data room, maintained by Intralinks® and established by the Company, not less than five (5) Business Days prior to the date of this Agreement.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Section 10.4                             Headings.  The headings, titles, captions and table of contents in this Agreement are for reference only and do not affect the interpretation of this Agreement.

Section 10.5                             Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will affect no other term or provision of this Agreement or invalidate or render unenforceable such lean or provision in any other jurisdiction.  When any term or other provision is determined invalid, illegal or unenforceable, Buyer and the Member Representative will negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in a mutually acceptable manner so the contemplated transactions are consummated as originally contemplated to the greatest extent possible.

Section 10.6                             Entire Agreement.  This Agreement and the documents executed pursuant hereto constitute the sole and entire agreement of the parties to this Agreement regarding its subject matter, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, regarding such subject matter.  If any inconsistency exists between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.7                             Successors and Assigns.  This Agreement binds and inures to the benefit of Buyer, Sellers and their respective successors and permitted assigns.  Neither party may assign its rights or obligations under this Agreement without the other party’s prior written consent, provided, however, that Buyer is, without the obligation to obtain any prior written consent, entitled to assign this Agreement or all or any part of its rights and interests hereunder to one or more of its Affiliates, (A) designate one or more of its Affiliates to perform its obligations hereunder, (B) assign this Agreement to its lenders for collateral security purposes and (C) assign this Agreement to a subsequent purchaser of all or a substantial portion of Buyer, the Company or the Company’s assets.  No assignment relieves the assigning party of any of its obligations under this Agreement.

Section 10.8                             No Third-party Beneficiaries.  Except as provided in Section 6.18 and Article VIII, this Agreement is solely to benefit its parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or confers on any other Person or entity any legal or equitable right, benefit or remedy of any nature.

Section 10.9                             Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and the Member Representative.  No waiver by any party of any of its provisions is effective unless explicitly stated in writing and signed by the party so waiving.  No waiver by any party operates or may be construed as a waiver regarding any failure, breach or default not identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement operates or may be construed as a waiver of such matter; nor may any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise or exercising any other right, remedy, power or privilege.

Section 10.10                      Governing Law; Jurisdiction; Waiver of Jury Trial.

(A)                               This Agreement is governed by and construed under the internal laws of the State of Delaware as to all matters, including matters of validity, construction, effect, performance and remedies without giving effect to any choice or conflict of law provision or rule (whether of Delaware or any other jurisdiction).

(B)                               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED ON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH ABOVE IS EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  A FINAL JUDGMENT IN ANY LEGAL SUIT, ACTION OR PROCEEDING DESCRIBED IN THIS SECTION 10.10 FOLLOWING THE EXPIRATION OF ANY PERIOD PERMITTED FOR APPEAL AND SUBJECT TO ANY STAY DURING APPEAL SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAWS.

(C)                               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT ARISES UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (2) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (3) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (4) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(C).

Section 10.11                      Specific Performance.  The parties agree irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms.  Besides any other remedy to which they are entitled at law or in equity, the parties are entitled to specific performance of the terms of this Agreement without posting any bond.

Section 10.12                      Attorney-Client Privilege; Waiver of Conflicts.  If following Closing there is a dispute between Buyer or the Company, on the one hand, and Sellers, on the other hand, Buyer, on behalf of itself and the Company consent to Jaffe, Raitt, Heuer & Weiss, P.C. (“JRHW”) representing Sellers despite its prior representation of the Company.  Buyer, on behalf of itself and the Company waive any right to object to such representation by JRJW on the basis of any conflict of interest arising from such representation or similar claim.  Buyer acknowledges and agrees that as to all pre-Closing communications between or among Sellers, on one hand, and their respective legal counsel (including JRHW), on the other hand, relating to this Agreement or the contemplated transactions, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to and may be controlled by Sellers, and will not pass to or be claimed by Buyer or, following Closing, the Company; but, to the extent allowed by Law, as it relates to a dispute not involving Sellers or their Affiliates, the expectation of client confidence and all other rights to any evidentiary privilege belong to and may be controlled by the Company.

Section 10.13                      Counterparts.  This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission has the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

BUYER AND SELLERS have executed this Agreement as of the date first written above.

BUYER:

MCBC HOLDINGS, INC.,
a Delaware Corporation

By:	/s/Terry McNew

Name:	Terry McNew

Title:	President / CEO

[Signature page to Membership Interest Purchase Agreement]

SELLERS:

/s/Patrick May		/s/Christopher George
PATRICK MAY		CHRISTOPHER GEORGE

/s/Paula Montayne		/s/Shane Torzy
PAULA MONTAYNE		SHANE TORZY

CREST MARINE INVESTMENT, LLC, a Michigan limited liability company		DOUG BUDDEN 2015 IRREVOCABLE TRUST F/B/O ADAM FENTON, U/A/D OCTOBER 27, 2015

By:	/s/Patrick Fenton	By:	/s/Aaron Sherbin
	Patrick G. Fenton		Aaron Sherbin, Co-Trustee

Its:	Manager	By:	/s/Patrick Fenton
Patrick G. Fenton, Co-Trustee

DOUG BUDDEN 2015 IRREVOCABLE TRUST F/B/O GREGORY FENTON, U/A/D OCTOBER 27, 2015		DOUG BUDDEN 2015 IRREVOCABLE TRUST F/B/O REED FENTON, U/A/D OCTOBER 27, 2015

By:	/s/Aaron Sherbin	By:	/s/Aaron Sherbin
	Aaron Sherbin, Co-Trustee		Aaron Sherbin, Co-Trustee

By:	/s/Patrick Fenton	By:	/s/Patrick Fenton
	Patrick G. Fenton, Co-Trustee		Patrick G. Fenton, Co-Trustee

[Signature page to Membership Interest Purchase Agreement]

MEMBER REPRESENTATIVE:

/s/Patrick Fenton
PATRICK FENTON, solely in his capacity as Member Representative

[Signature page to Membership Interest Purchase Agreement]